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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Nelnet, Inc.

(Name of Registrant as Specified In Its Charter)

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April 17, 2009

Dear Shareholder:

On behalf of the Board of Directors, we are pleased to invite you to Nelnet, Inc.’s Annual Shareholders’ Meeting on Wednesday, May 20, 2009 at the Embassy Suites, 1040 P Street, Lincoln, Nebraska at 8:30 a.m., Central Time. The notice of the meeting and proxy statement on the following pages contain information about the meeting.

Your participation in the Annual Meeting is important. We hope that you will be able to attend the meeting and encourage you to read the enclosed materials. At the meeting, members of the Company’s management team will discuss the Company’s results of operations and business plans and will be available to answer your questions. Regardless of whether you plan to attend, we urge you to vote your proxy at your earliest convenience.

Thank you for your support of Nelnet, Inc.

Sincerely,

Michael S. Dunlap
Chairman of the Board of Directors and Chief Executive Officer

Nelnet, Inc.
121 South 13th Street, Suite 201, Lincoln, Nebraska 68508

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2009

April 17, 2009

TIME AND DATE	8:30 a.m., Central Time, on Wednesday, May 20, 2009

PLACE	Embassy Suites 1040 P Street Lincoln, Nebraska 68508

ITEMS OF BUSINESS
At the Annual Meeting, shareholders will be asked to vote on the following items:

(1)  Elect the nine nominees named in the attached proxy statement to the Board of Directors for a term of one year
(2)  Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2009
(3)  Approve an amendment to the Restricted Stock Plan to increase the authorized number of shares of Class A common stock that may be issued under the plan from a total of 2,000,000 shares to a total of 4,000,000 shares
(4)  Other business if properly introduced

RECORD DATE	You can vote if you were a shareholder as of the close of business on March 23, 2009.

OTHER INFORMATION	Our 2008 Annual Report and annual report on Form 10-K, which are not part of the proxy soliciting materials, are enclosed.

PROXY VOTING
The Board of Directors solicits your proxy and asks you to vote your proxy at your earliest convenience to be sure your vote is received and counted. The Board of Directors encourages you to attend the meeting in person. Whether or not you plan to attend the meeting, we ask you to sign, date, and mail the enclosed proxy as promptly as possible in order to make sure that your shares will be voted in accordance with your wishes at the meeting. A self-addressed, postage-paid return envelope is enclosed for your convenience. If you attend the meeting, you may vote by proxy or you may revoke your proxy and cast your vote in person. We recommend you vote by proxy even if you plan to attend the meeting.

By Order of the Board of Directors,

William J. Munn
Corporate Secretary

Nelnet, Inc.
2009 PROXY STATEMENT
TABLE OF CONTENTS

PROXY STATEMENT
General Information	1

VOTING	1

PROPOSAL 1 – ELECTION OF DIRECTORS
Nominees	4

CORPORATE GOVERNANCE
Code of Business Conduct and Ethics for Directors, Officers, and Employees	5
Board Composition and Director Independence	5
Governance Guidelines of the Board	6
Board Committees	6
Meetings of the Board	8
Attendance at Annual Meetings of Shareholders	8
Director Compensation Table for Fiscal Year 2008	8
Share Ownership Guidelines for Board Members	10

EXECUTIVE OFFICERS	10

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis	11
Compensation Committee Report	17
Compensation Committee Interlocks and Insider Participation	17
Summary Compensation Table For Fiscal Years 2008, 2007, and 2006	18
Grants of Plan-Based Awards Table for Fiscal Year 2008	21
Outstanding Equity Awards at Fiscal Year-End Table (As of December 31, 2008)	22
Stock Vested Table for Fiscal Year 2008	23
Stock Option, SAR, Long-Term Incentive, and Defined Benefit Plans	23
Potential Payments Upon Termination	23
Actual Payments Upon Termination	24

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL SHAREHOLDERS
Stock Ownership	24
Section 16(a) Beneficial Ownership Reporting Compliance	28

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	28

AUDIT COMMITTEE REPORT	32

PROPOSAL 2 – APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Independent Accountant Fees and Services	34

PROPOSAL 3 – APPROVAL OF AMENDMENT TO THE RESTRICTED STOCK PLAN TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF CLASS A COMMON STOCK THAT MAY BE ISSUED UNDER THE PLAN FROM A TOTAL OF 2,000,000 SHARES TO A TOTAL OF 4,000,000 SHARES	35

OTHER SHAREHOLDER MATTERS
Householding	39
Other Business	40
Shareholder Proposals for 2010 Annual Meeting	40

MISCELLANEOUS	40

APPENDIX A - NELNET, INC. RESTRICTED STOCK PLAN	A-1

PROXY STATEMENT

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nelnet, Inc. (the “Company”) for the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 20, 2009, at 8:30 a.m., Central Time, at the Embassy Suites, 1040 P Street, Lincoln, Nebraska 68508. The Annual Meeting will be held for the purposes set forth in the notice of such Annual Meeting on the cover page hereof. The Company’s 2008 Annual Report and annual report on Form 10-K (neither of which are part of the proxy soliciting materials), this Proxy Statement, and the form of Proxy are being mailed by the Company on or about April 17, 2009. Giving the Board of Directors your proxy means that you authorize representatives of the Board to vote your shares at the Annual Meeting in the manner you specify.

To obtain directions to attend the Annual Meeting and vote in person, please call 402-458-3038.

You may vote in person at the Annual Meeting or you may vote by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. If your ownership is recorded directly, you will receive a proxy card. Voting instructions are included on the proxy card. If your share ownership is beneficial (that is, your shares are held in the name of a bank, broker, or other nominee, referred to as being held in “street name”), your broker will issue you a voting instruction form that you use to instruct them how to vote your shares. Your broker must follow your voting instructions. Although most brokers and nominees offer mail, telephone, and Internet voting, availability and specific procedures will depend on their voting arrangements.

Your vote is important. For this reason, the Board of Directors is requesting that you permit your common stock to be represented at the Annual Meeting by the individuals named on the enclosed proxy card. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 20, 2009: The Nelnet, Inc. Proxy Statement, 2008 Annual Report to Shareholders, and the 2008 annual report on Form 10-K are available at www.nelnetinvestors.com/annuals.cfm.

VOTING

Who Can Vote

You may vote if you owned Nelnet, Inc. Class A common stock, par value $0.01 per share, or Class B common stock, par value $0.01 per share, as of the close of business on March 23, 2009 (the “record date”). At the close of business on March 23, 2009, 38,286,268 and 11,495,377 shares of the Company’s Class A and Class B common stock, respectively, were outstanding and eligible to vote (excluding 11,317,364 shares of the Company’s Class A common stock held by a subsidiary of the Company that are not entitled to be voted at the Annual Meeting). The Class A common stock is listed on the New York Stock Exchange, under the symbol “NNI.” The Class B common stock is not listed on any exchange or market. At the Annual Meeting, each Class A and Class B shareholder will be entitled to one and 10 vote(s), respectively, in person or by proxy, for each share of common stock owned of record at the close of business on March 23, 2009. The stock transfer books of the Company will not be closed. The Secretary of the Company will make a complete record of the shareholders entitled to vote at the Annual Meeting available for inspection by any shareholder from May 8, 2009, through the date of the Annual Meeting at its headquarters in Lincoln, Nebraska at any time during usual business hours. Such records will also be available for inspection at the Annual Meeting.

As a matter of policy, the Company keeps private all proxies, ballots, and voting tabulations that identify individual shareholders. Such documents are available for examination only by certain representatives associated with processing proxy cards and tabulating the vote. No vote of any shareholder is disclosed, except as may be necessary to meet legal requirements.

How You Vote

You have two voting options:

•	By mail by completing, signing, dating, and returning the enclosed proxy card

•	By attending the Annual Meeting and voting your shares in person

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of identification for entrance to the Annual Meeting.

If your Nelnet, Inc. shares are held in street name, your broker will issue you a voting instruction form. If you want to vote Nelnet, Inc. shares that you hold in street name at the Annual Meeting, you must request a legal proxy from your bank, broker, or other nominee that is the record holder of your shares and present that proxy and proof of identification for entrance to the meeting.

What Items Require Your Vote

There are three proposals that will be presented for your consideration at the meeting:

•	Electing the nine nominees named in this proxy statement to the Board of Directors for a term of one year

•	Ratifying the appointment of KPMG LLP as the Company’s independent registered public accounting firm (“independent auditor”) for 2009

•	Approving an amendment to the Restricted Stock Plan to increase the authorized number of shares of Class A common stock that may be issued under the plan from a total of 2,000,000 shares to a total of 4,000,000 shares

Each of the proposals has been submitted on behalf of the Company’s Board of Directors.

How You Can Change Your Vote

A shareholder whose ownership is recorded directly has the power to change or revoke a proxy prior to the final vote at the Annual Meeting by either giving written notice of revocation to the Corporate Secretary, submitting a new signed proxy card with a later date, or attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy; you must specifically revoke your proxy.

A shareholder whose shares are owned beneficially through a bank, broker, or other nominee must contact that entity to change or revoke a previously given proxy.

Quorum Needed To Hold the Meeting

In order to conduct the Annual Meeting, a majority of the Company’s shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the Annual Meeting, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. New York Stock Exchange rules allow banks, brokers, and other nominees to vote shares held by them for a customer on matters that the New York Stock Exchange determines to be routine, even though the bank, broker, or nominee has not received instructions from the customer. A broker “non-vote” occurs when a bank, broker, or other nominee has not received voting instructions from the customer and the bank, broker, or nominee cannot vote the shares because the matter is not considered routine under New York Stock Exchange rules.

Under New York Stock Exchange rules, the amendment to the Restricted Stock Plan will not be considered to be a “routine” matter, and banks, brokers, and other nominees who are members of the New York Stock Exchange will not be permitted to vote shares held by them for a customer on this proposal without instructions from the beneficial owner of the shares.

Counting Your Vote

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. If you hold your shares in your name and do not return valid proxy instructions or do not vote in person at the Annual Meeting, your shares will not be voted. If you hold your shares in the name of a bank, broker, or other nominee, and you do not give that nominee instruction on how you want your shares to be voted, the nominee has the authority to vote your shares on the election of directors and the ratification of the appointment of KPMG LLP as independent auditor. However, as previously discussed, the nominee will not be permitted to vote your shares on the amendment to the Restricted Stock Plan.

Giving the Board your proxy also means that you authorize their representatives to vote on any other matter presented at the Annual Meeting in such manner as they determine best. The Company does not know of any other matters to be presented at the Annual Meeting as of the date of this Proxy Statement.

What Vote is Needed

Directors are elected by a majority of the votes cast by the shares entitled to vote at the Annual Meeting. Abstentions and broker “non-votes” will not be counted as votes cast for the proposal, however, they will be counted for purposes of determining whether there is a quorum (as discussed previously). Accordingly, an abstention or “non-vote” will have the effect of a negative vote.

With respect to the election of directors, shareholders of the Company, or their proxy if one is appointed, have cumulative voting rights under the laws of the State of Nebraska. That is, shareholders, or their proxy, may vote their shares for as many directors as are to be elected, or may cumulate such shares and give one nominee as many votes as the number of directors to be elected multiplied by the number of their shares, or may distribute votes on the same principle among as many nominees as they may desire.

If a shareholder desires to vote cumulatively, he or she must vote in person or give his or her specific cumulative voting instructions to the designated proxy that the number of votes represented by his or her shares are to be cast for one or more designated nominees.

A majority of votes cast at the meeting is required to approve Proposal 2 (ratifying the appointment of KPMG LLP). Abstentions and broker “non-votes” will not be counted as votes cast for the proposal, however, they will be counted for purposes of determining whether there is a quorum (as discussed previously). Accordingly, an abstention or “non-vote” will have the effect of a negative vote.

With respect to Proposal 3 (the amendment to the Restricted Stock Plan), New York Stock Exchange rules provide that approval of this proposal requires the affirmative vote of a majority of the votes cast, and that the total votes cast represent over 50% in interest of all shares entitled to vote on this proposal. Holders of shares of Class A common stock and holders of shares of Class B common stock will vote together on this proposal as a single class. Abstentions and broker “non-votes” are not affirmative votes and thus will have the same effect as a vote against approval of this proposal.

Voting Recommendations

The Company’s Board of Directors recommends that you vote:

•	“FOR” each of the nominees to the Board of Directors

•	“FOR” ratification of the appointment of KPMG LLP as the Company’s independent auditor

•	“FOR” approval of the amendment to the Restricted Stock Plan

A proxy, when executed and not revoked, will be voted in accordance with the authorization contained therein. Unless a shareholder specifies otherwise, all shares represented will be voted in accordance with the recommendations of the Company’s Board of Directors.

Voting Results

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of fiscal year 2009.

Cost of This Proxy Solicitation

The Company will pay the cost of soliciting proxies, including the preparation, assembly, and mailing of material. Directors, officers, and regular employees of the Company may solicit proxies by telephone, electronic communications, or personal contact, for which they will not receive any additional compensation in respect of such solicitations. The Company will also reimburse brokerage firms and others for all reasonable expenses for forwarding proxy materials to beneficial owners of the Company’s stock.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees

Shareholders are asked to elect nine directors to serve on the Board for a one-year term or until their successors are elected or appointed.

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board has nominated each of the current directors for reelection.

The Board of Directors recommends that shareholders vote FOR the election of each nominee (named below) to the Board of Directors.

In the event that any nominee becomes unavailable for election for any reason, the shares represented by proxy will be voted for any substitute nominees designated by the Board, unless the proxy withholds authority to vote for all nominees. The Board of Directors knows of no reason why any of the persons nominated to be directors might be unable to serve if elected and each nominee has consented to and expressed an intention to serve if elected. There are no arrangements or understandings between any of the nominees and any other person pursuant to which any of the nominees was selected as a nominee.

Following are the names of the nine nominees to serve as director, together with: their ages, the year during which they were first elected a director of the Company, their principal occupation(s) during the past five years, and any other directorships they hold with publicly-held companies (if applicable).

Name, Age, and Service as a Director	Principal Occupation(s) and Other Directorships
Michael S. Dunlap, 45 Director since January 1996
Chairman and Chief Executive Officer, Nelnet, Inc.
•  Chairman, Nelnet, Inc., August 2003 to present; Chief Executive Officer, May 2007 to present and December 2001 – August 2003; Co-Chief Executive Officer, August 2003 – May 2007; President, December 2001 – August 2003; Chairman of the Company’s predecessor in interest, January 1996 – December 2001
•  Co-President and Director, Farmers & Merchants Investment Inc. (“F&M”), the parent of Union Bank and Trust Company (“Union Bank”), January 2007 – present; President and Director, January 1995 – January 2007 (F&M is an affiliate of the Company)
•  Director, Union Bank, January 1989 – present; Non-Executive Chairman, August 2003 – November 2008; Chief Executive Officer, January 2001 – August 2003; Executive Vice President, January 1993 – January 2001 (Union Bank is an affiliate of the Company)

Stephen F. Butterfield, 56 Director since January 1996
Vice-Chairman, Nelnet, Inc.
•  Vice-Chairman, Nelnet, Inc., March 2000 – present; Co-Chief Executive Officer, August 2003 – May 2007; Vice-Chairman of the Company’s predecessor in interest, January 1996 – March 2000
•  President, Student Loan Acquisition Authority of Arizona, January 1989 – February 2000

James P. Abel, 58 Director since August 2003
Chief Executive Officer, NEBCO, Inc.
•  Chief Executive Officer, NEBCO, Inc., a company with interests in the manufacture of building materials, construction, insurance, mining, railroading, farming, and real estate, 2004 – present; President and Chief Executive Officer, 1983 – 2004
•  Director, UNIFI Mutual Holding Company, Ameritas Holding Company, and Ameritas Life Insurance Corp.

Kathleen A. Farrell, 45 Director since October 2007
Associate Professor of Finance, University of Nebraska-Lincoln
•  Associate Professor of Finance, University of Nebraska-Lincoln, 2002 – present
•  Assistant Professor of Finance, University of Nebraska-Lincoln, August 1993 – 2001

Name, Age, and Service as a Director	Principal Occupation(s) and Other Directorships
Thomas E. Henning, 56 Director since August 2003
President and Chief Executive Officer, Assurity Security Group, Inc. and its subsidiary, Assurity Life Insurance Company
•  President and Chief Executive Officer, Assurity Security Group, Inc. and its subsidiary, Assurity Life Insurance Company, which offers a variety of disability income and critical illness protection, life insurance, and annuity products, 1990 – present

Brian J. O’Connor, 53 Director since August 2003	Senior Vice-President, Hutchinson, Shockey, Erley & Co. • Senior Vice-President, Hutchinson, Shockey, Erley & Co., which underwrites and trades securities for various local governments, 1997 – present

Kimberly K. Rath, 48 Director since October 2007	Managing Director and President, Talent Plus, Inc. • Managing Director and President, Talent Plus, Inc., a global human resources consulting firm, July 1989 – present

Michael D. Reardon, 56 Director since December 2003
Chairman, HyperFlo LLC
Chief Executive Officer, Provision Communications, LLC
•  Chairman, HyperFlo LLC, a manufacturer of precision cleaning equipment, 1997 – present
•  Chief Executive Officer, Provision Communications, LLC, a telecommunications company, January 2004 – present

James H. Van Horn, 56 Director since March 2001
President and Chief Executive Officer, InTuition Systems, Inc.
•  President and Chief Executive Officer, InTuition Systems, Inc., a records administration company, June 2003 – present (InTuition Systems is not affiliated with Nelnet, Inc.)
•  Executive Director, Nelnet, Inc., October 2002 – May 2003; Senior Vice-President, March 2000 – October 2002
•  President, InTuition, Inc., 1998 – May 2003 (Nelnet, Inc. purchased InTuition, Inc. in June 2000)

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics for Directors, Officers, and Employees

The Company has a written code of business conduct and ethics. The Company’s existing code of conduct applies to all of the Company’s directors, officers, and employees, including the Company’s Chief Executive Officer and Chief Financial Officer, and is designed to promote ethical and legal conduct. Among other items, the guidelines address the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code. This code is available on the Company’s Web site at www.nelnetinvestors.com under “Corporate Governance” and is available in print to any shareholder who requests it.

Board Composition and Director Independence

The Board of Directors is composed of a majority of independent directors as defined by the rules of the New York Stock Exchange. A director does not qualify as an independent director unless the Board has determined pursuant to applicable legal and regulatory requirements that such Director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). The Nominating and Corporate Governance Committee reviews compliance with the definition of “independent” director annually.

In 2008, the Board evaluated commercial, consulting, charitable, familial, and other relationships with each of its directors and entities with respect to which they are an executive officer, partner, member, and/or significant shareholder. As part of this evaluation, the Board noted that none of the directors received any consulting, advisory, or other compensatory fees from the Company (other than for services as a director) or is a partner, member, or principal of an entity that provided accounting, consulting, legal, investment banking, financial, or other advisory services to the Company. Based on this independence review and evaluation, and on other facts and circumstances the Board deemed relevant, the Board, in its business judgment, determined that all of the Company’s directors and nominees are independent, with the exception of Mr. Dunlap, who is currently an employee of the Company, and Mr. Butterfield, who was Co-Chief Executive Officer of the Company from August 2003 through May 2007 and who remains a strategic advisor to the Company and receives $5,000 annually for his services.

The Company’s Board of Directors is responsible for reviewing and approving all new transactions, and any material amendments or modifications to existing transactions, between the Company and Union Bank or any other affiliated party. See “Certain Relationships and Related Transactions.”

Governance Guidelines of the Board

The Board’s governance is guided by the Company’s Corporate Governance Guidelines. The Board’s current guidelines are available on the Company’s Web site at www.nelnetinvestors.com under “Corporate Governance” and are available in print to any shareholder who requests it. Among other matters, the guidelines include the following:

•	A majority of the members of the Board must be independent directors

•	All directors stand for re-election every year

•	The Board undertakes an annual self-review

•	The Board and each Board Committee has the authority to engage independent or outside counsel, accountants, or other advisors, as it determines to be necessary or appropriate. All related fees and costs of such advisors are paid by the Company

•	Board members have open communication with all members of management and counsel

•	Non-Employee Directors meet in executive session, without the presence of management. Mr. O’Connor, who is chairman of the Audit Committee, presides at these executive sessions. Anyone who has concern about the Company may communicate that concern directly to these Non-Employee Directors. Such communication may be mailed to the Corporate Secretary at 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508. All such communications will be forwarded to the appropriate Non-Employee Directors for their review. The Non-Employee Directors may take any action deemed appropriate or necessary, including the retention of independent or outside counsel, accountants, or other advisors, with respect to any such communication addressed to them. No adverse action will be taken against any individual making any such communication to the Non-Employee Directors.

Board Committees

The Board uses committees to assist it in the performance of its duties. During 2008, the standing committees of the Board were the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee, and in February 2009, the Board added a Finance Committee. Each committee, other than the Executive Committee, is composed entirely of independent directors. The purposes of each committee and their current members are set forth below.

Audit Committee – The Audit Committee operates pursuant to a formal written charter, approved by the Board, which sets forth the committee’s functions and responsibilities. The Audit Committee Charter is posted on the Company’s Web site at www.nelnetinvestors.com under “Corporate Governance” – “Committees” and is available in print to any shareholder who requests it.

The Audit Committee is composed of Ms. Farrell and Messrs. Henning, O’Connor, and Van Horn. The Committee held nine meetings in 2008. Each member of the Audit Committee is (1) “independent” in accordance with the rules and regulations of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission and (2) sufficiently financially literate to enable him or her to discharge the responsibilities of an Audit Committee member. Mr. Henning has accounting and related financial management expertise and serves as the committee’s “audit committee financial expert,” as defined in the applicable rules and regulations of the Securities and Exchange Commission.

The Audit Committee provides assistance to the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s system of internal controls, the Company’s risk management, the qualifications and independence of the Company’s independent auditor, the performance of the Company’s internal and independent auditors, and the Company’s compliance with other regulatory and legal requirements. The Audit Committee discusses with management and the independent auditor the Company’s annual audited financial statements, including the Company’s disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in its filings with the Securities and Exchange Commission, and recommends to the Board of Directors whether such audited financial statements should be included in the Company’s annual report on Form 10-K. The Audit Committee also selects the independent auditors for the next year and presents such selection to the shareholders for ratification.

Compensation Committee–The Compensation Committee operates pursuant to a formal written charter, approved by the Board, which sets forth the committee’s functions and responsibilities. The Compensation Committee Charter is posted on the Company’s Web site at www.nelnetinvestors.com under “Corporate Governance” – “Committees” and is available in print to any shareholder who requests it.

The Compensation Committee is composed of Ms. Rath and Messrs. Abel and Reardon. The Committee held five meetings in 2008. The members of the Compensation Committee are (1) “independent” as determined in accordance with the rules and regulations of the New York Stock Exchange, (2) “Non-Employee Directors” as defined in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, and (3) “Outside Directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee oversees the Company’s compensation and benefit policies. The Company’s compensation policies are designed with the goal of maximizing shareholder value over the long term. The Compensation Committee believes that this goal is best realized by utilizing a compensation program which serves to attract and retain superior executive talent by providing management with performance-based incentives and closely aligning the financial interests of management with those of the Company’s shareholders. The Company’s compensation program combines two components: base salary and performance payments. The level of compensation is based on numerous factors, including achievement of results and financial objectives established by the Compensation Committee and the Board of Directors. Salary and performance payments are reviewed regularly for competitiveness and are determined in large part by reference to compensation levels for comparable positions at comparable companies. See “Executive Compensation.”

Nominating and Corporate Governance Committee–The Nominating and Corporate Governance Committee operates pursuant to a formal written charter, approved by the Board, which sets forth the committee’s functions and responsibilities. The Nominating and Corporate Governance Committee Charter is posted on the Company’s Web site at www.nelnetinvestors.com under “Corporate Governance” – “Committees” and is available in print to any shareholder who requests it.

The Nominating and Corporate Governance Committee is composed of Ms. Rath and Messrs. Abel and Reardon. The Committee held four meetings in 2008. The members of the Nominating and Corporate Governance Committee are “independent” as determined in accordance with the rules and regulations of the New York Stock Exchange. The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified nominees to serve on the Company’s Board of Directors, identifying members of the Board to serve on each Board committee, overseeing the evaluation by the Board of itself and its committees, identifying individuals to serve as officers of the Company and recommending such individuals to the Board, as well as developing and overseeing the Company’s internal corporate governance processes. The Company’s Corporate Governance Guidelines establish criteria for specific qualities and skills to be considered by the Nominating and Corporate Governance Committee as necessary for the Company’s directors to possess. This criteria includes, among other items, independence, diversity, integrity, understanding the Company’s corporate philosophy, valid business or professional knowledge, proven record of accomplishment with excellent organizations, ability to challenge and stimulate management, and willingness to commit time and energy. The Nominating and Corporate Governance Committee has been given the responsibility to take all reasonable steps to identify and evaluate nominees for director and has adopted a policy requiring it to consider written proposals for director nominees received from shareholders of the Company. No such proposals were received during 2008 from a beneficial owner of more than 5% of Nelnet’s stock (other than current management). There is no difference in the manner in which the committee evaluates director nominees based on whether the nominee is recommended by a shareholder. All of the nominees identified in the Company’s proxy card are up for re-election and have been recommended by the Committee.

When seeking candidates for director, the Nominating and Corporate Governance Committee solicits suggestions from incumbent directors, management, shareholders, and others. The Committee has authority under its charter to retain a search firm for this purpose. If the Committee believes a candidate would be a valuable addition to the Board of Directors, it recommends his or her candidacy to the full Board of Directors.

The Company’s By-Laws include provisions setting forth the specific conditions under which persons may be nominated by shareholders as directors at an annual meeting of shareholders. The provisions include the condition that nominee proposals from shareholders must be in writing and that shareholders comply with the time-frame requirements described under “Other Shareholder Matters – Shareholder Proposals for 2010 Annual Meeting” for shareholder proposals not included in the Company’s Proxy Statement. A copy of such provisions is available upon written request to: Nelnet, Inc., 121 South 13th Street, Suite 201,

Lincoln, Nebraska 68508, Attention: Corporate Secretary. The Company’s By-Laws are also posted on the Company’s Web site at www.nelnetinvestors.com under “Corporate Governance” – “Corporate Documents.”

Finance Committee – The Finance Committee operates pursuant to a formal written charter, approved by the Board, which sets forth the committee’s functions and responsibilities. The Finance Committee Charter is posted on the Company’s Web site at www.nelnetinvestors.com under “Corporate Governance” – “Committees” and is available in print to any shareholder who requests it.

The Finance Committee is composed of Ms. Farrell and Messrs. Henning, O’Connor, and Van Horn. The Finance Committee holds principal oversight responsibility with respect to certain of the Company’s material financial matters, including capital management, funding strategy, investments, and acquisitions that are material to the Company’s business.

Executive Committee - The Executive Committee is composed of Messrs. Dunlap, Butterfield, and O’Connor. The Executive Committee held no formal meetings in 2008. The Executive Committee, established by the Board of Directors, exercises all of the powers of the full Board in the management of the business and affairs of the Company, subject only to limitations as the Board of Directors may impose from time to time, or as limited by applicable law.

Meetings of the Board

The Board of Directors held thirteen meetings in 2008. All directors attended at least 75% of the meetings of the Board and committees on which they serve.

Attendance at Annual Meetings of Shareholders

The Company does not have a policy regarding director attendance at the annual meetings of shareholders. All directors attended the prior year’s annual meeting of shareholders.

Director Compensation Table for Fiscal Year 2008

The following table sets forth summary information regarding compensation of Non-Employee Directors for the fiscal year ended December 31, 2008. Independent Non-Employee Directors are compensated based on Board meeting and committee meeting attendance. The Company also pays an annual retainer of $50,000 to independent Non-Employee Directors. An additional annual retainer of $10,000 is paid to independent Non-Employee Directors who serve on each of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee, or the Executive Committee, as applicable. The Chairman of the Audit Committee is paid an additional $10,000 annual retainer fee. As discussed previously, Mr. Butterfield is a strategic advisor to the Company and is paid $5,000 annually from the Company for his services. Mr. Dunlap, who is an employee of the Company, does not receive any consideration for participation in Board meetings or committee meetings.

	2008 Compensation
Director Name	Fees paid in cash ($) (a)	Stock Awards ($) (b)		All other compensation ($)		Total ($)
James P. Abel	18,000	70,569	(c)	–		88,569
Stephen F. Butterfield	–	–		5,500	(j)(k)	5,500
Kathleen A. Farrell	19,000	70,569	(d)	–		89,569
Thomas E. Henning	26,000	82,332	(e)	–		108,332
Brian J. O’Connor	26,000	105,848	(f)	–		131,848
Kimberly K. Rath	15,000	70,569	(g)	–		85,569
Michael D. Reardon	22,000	82,332	(h)	–		104,332
James H. Van Horn	27,000	82,332	(i)	25,000	(j)	134,332

(a)	Amount represents cash paid to independent Non-Employee Directors for attendance at Board and committee meetings. Independent Non-Employee Directors earn $1,000 for each Board and committee meeting attended.

(b)	Prior to the Company’s December 2003 initial public offering of its Class A common stock, the Board of Directors adopted, and the shareholders approved, a share-based compensation plan for independent Non-Employee Directors pursuant to which independent Non-Employee Directors can elect to receive their annual retainer fees in the form of cash or the Company’s Class A common stock. If an independent Non-Employee Director elects to receive Class A common stock, the number of shares of Class A common stock that will be awarded will be equal to the amount of the annual retainer fee otherwise payable in cash divided by 85% of the fair market value of a share of Class A common stock on the date the fee is payable. Independent Non-Employee Directors who choose to receive Class A common stock may also elect to defer receipt of the Class A common stock until termination of their service on the Board of Directors. Any dividends paid in respect of deferred shares during the deferral period will also be deferred in the form of additional shares and paid out at termination from the Board of Directors. This plan may be amended or terminated by the Board of Directors at any time, but no amendment or termination will adversely affect an independent Non-Employee Director’s rights with respect to previously deferred shares without the consent of the independent Non-Employee Director.

Each of the Non-Employee Directors elected to receive their annual retainer fees for 2008 in the form of the Company’s Class A common stock in accordance with the provisions of this plan. As such, the “stock awards” in the table above represents the fair value of the stock issued on the date of issuance, July 9, 2008, of $10.55. The Company uses the closing market price of the Company’s common stock on the date the annual retainer fees are payable to calculate the number of shares to be issued under this plan.

(c)	As of December 31, 2008, Mr. Abel had 17,714 vested cumulative shares outstanding which he has earned serving as a member of the Company’s Board of Directors and as a Board of Directors committee member. Mr. Abel has elected to defer delivery of 12,610 of these shares, including additional shares received as dividends, pursuant to the deferral election provisions of the Company’s Directors Stock Compensation Plan.

(d)	As of December 31, 2008, Ms. Farrell had 6,689 vested shares outstanding which she has earned serving as a member of the Company’s Board of Directors and as a Board of Directors committee member. Ms. Farrell has elected to defer delivery of these shares, including additional shares received as dividends, pursuant to the deferral election provision of the Company’s Directors Stock Compensation Plan.

(e)	As of December 31, 2008, Mr. Henning had 20,714 vested cumulative shares outstanding which he has earned serving as a member of the Company’s Board of Directors and as a Board of Directors committee member. Mr. Henning has elected to defer delivery of 16,792 of these shares, including additional shares received as dividends, pursuant to the deferral election provisions of the Company’s Directors Stock Compensation Plan.

(f)	As of December 31, 2008, Mr. O’Connor had 25,476 vested cumulative shares outstanding which he has earned serving as a member of the Company’s Board of Directors and as a Board of Directors committee member.

(g)	As of December 31, 2008, Ms. Rath had 6,689 vested shares outstanding which she has earned serving as a member of the Company’s Board of Directors and as a Board of Directors committee member. Ms. Rath has elected to defer delivery of these shares, including additional shares received as dividends, pursuant to the deferral election provision of the Company’s Directors Stock Compensation Plan.

(h)	As of December 31, 2008, Mr. Reardon had 21,476 vested cumulative shares outstanding which he has earned serving as a member of the Company’s Board of Directors and as a Board of Directors committee member.

(i)	As of December 31, 2008, Mr. Van Horn had 18,761 vested cumulative shares outstanding which he has earned serving as a member of the Company’s Board of Directors and as a Board of Directors committee member. Mr. Van Horn has elected to defer delivery of 11,793 of these shares, including additional shares received as dividends, pursuant to the deferral election provisions of the Company’s Directors Stock Compensation Plan.

(j)	The Company offers a matching gift program in which all employees with at least six months of service and all members of the Board of Directors are eligible to participate. Under this program, for every dollar that an employee or Board member contributes to an eligible charitable organization or educational institution, the Company will make matching donations of additional funds, subject to terms and conditions applicable in an equal manner to all employees and Board members. The total dollar amount payable under the program is $25,000 per director or employee per calendar year. During 2008, the Company matched the following amounts in contributions under the provisions of this program to the following members of the Company’s Board of Directors: Mr. Dunlap – $600, Mr. Butterfield – $500, Mr. Van Horn – $25,000.

(k)	Mr. Butterfield received $5,000 from the Company in 2008 for his services as a strategic advisor to the Company.

Share Ownership Guidelines for Board Members

The Compensation Committee of the Board of Directors believes that Board members should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of Board members with the Company’s shareholders, in 2005 the Committee recommended and the Board adopted Share Ownership Guidelines for Board members. Under these guidelines, each Non-Employee Director is encouraged to own shares of the Company’s Class A common stock with a value of 50% of the amount obtained by multiplying the annual retainer fee by the number of years the Director has served.

EXECUTIVE OFFICERS

Under the Company’s By-Laws, each executive officer holds office for a term of one year or until their successor is elected and qualified. The executive officers of the Company are elected by the Board of Directors at its annual meeting immediately following the annual meeting of shareholders.

The following sets forth the executive officers of the Company as of April 17, 2009, their names, their ages, their positions with the Company, and if different, their business experience during the last five years.

See “Proposal 1 – Election Of Directors – Nominees” for biographical information regarding Mr. Dunlap.

Name and Age	Position and Business Experience
Todd M. Eicher, 39
•  Executive Director, Nelnet, Inc., May 2003 – present; Executive Director, Nelnet Enrollment Solutions LLC, a subsidiary of Nelnet, Inc., January 2008 – present; Chief Mergers and Acquisitions Officer, May 2005 – November 2008; Senior Vice President, July 1997 – May 2003

Terry J. Heimes, 44
•  Executive Director and Chief Financial Officer, Nelnet, Inc., March 2001 – present
•  Executive Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., March 2001 – October 2002; Vice President of Finance, October 1998 – March 2001

William J. Munn, 41
•  Executive Director, Corporate Secretary, Chief Governance Officer, and General Counsel, Nelnet, Inc., September 2006 – present; Deputy General Counsel and Chief Governance Officer, January 2005 – September 2006; Senior Counsel, January 2000 – December 2004; Legal Counsel, October 1998 – December 1999

Jeffrey R. Noordhoek, 43
•  President, Nelnet, Inc., January 2006 – present; Executive Director and Capital Markets Officer, October 2002 – January 2006; Vice President, January 1996 – March 2001
•  Senior Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., March 2001 – October 2002

Timothy A. Tewes, 50
•  Executive Director, Nelnet, Inc., June 2005 – present
•  President and Chief Executive Officer, Nelnet Business Solutions, Inc., a subsidiary of Nelnet, Inc., May 2007 – present; President, Nelnet Business Solutions – K-12 operations, June 2005 – May 2007; Executive Vice President, FACTS Management Company, a subsidiary of Nelnet, Inc., September 2000 – June 2005. Mr. Tewes responsibilities with Nelnet Business Solutions include oversight of an employee team of approximately 300 focused on tuition management, needs assessment, campus commerce, and enrollment management for K-12 institutions and institutions of higher education.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee Governance

The Company’s Board of Directors has designated a Compensation Committee to assist the Board in discharging its responsibilities relating to:

•	determining and administering the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, President, and other executives of the Company

•	administering certain compensation plans, including stock and incentive compensation plans

•	assessing the effectiveness of succession planning relative to the Company’s Chief Executive Officer and executives

•	approving, reviewing, and overseeing certain other benefit plans

The Compensation Committee consists solely of independent members of the Board of Directors. The Compensation Committee operates under a written charter adopted by the Board. A committee comprised of certain members of senior management, referred to herein as the internal committee, is also engaged, at the direction of the Committee, in developing and recommending the Company’s compensation philosophy and programs to the Board and ensuring the Company’s compensation programs are administered in a fair and equitable manner, and that the objectives of the programs are achieved in full alignment with the Company’s long term strategy.

Compensation Objectives

The Company recognizes that competitive compensation is critical for attracting, motivating, retaining, and rewarding qualified executives. Accordingly, the fundamental objective of the Company’s compensation program is to offer competitive compensation and benefits for all employees, including the executives, while at the same time ensuring the compensation is appropriate to the Company’s financial situation and the economic environment. The Company strives to provide an environment that will attract, motivate, and retain executives who provide the Company leadership, industry success, and performance results. Accordingly, the Company seeks to provide base salaries and employee benefit programs that are competitive with those paid for comparable positions in appropriate peer group companies in the marketplace, and to provide an opportunity for outstanding performers to earn additional compensation through the Company’s performance-based incentive program.

The Company’s objective is to have executive compensation plans and practices that are consistent with the philosophy of a performance-based organization, and that align the interests of the executives with the shareholders. Accordingly, the Company’s compensation philosophy seeks to award compensation that is based on both Company performance and individual performance, and that is designed to motivate executives to achieve strategic business objectives while personally performing at high levels.

The annual and long-term performance measures used by the Company’s Compensation Committee in reviewing executive compensation include:

•	the levels of the Company’s consolidated net income under generally accepted accounting principles (“GAAP”)

•	consolidated “base net income”[1] as reported by the Company in its filings with the Securities and Exchange Commission

•	financial and operational performance measures, such as levels of operating expenses and diversification and growth of revenue from fee-based businesses

•	associate engagement and motivation measures

1 “Base net income” is GAAP net income excluding derivative market value, foreign currency, and put option adjustments, amortization of intangible assets, compensation related to business combinations, variable-rate floor income, and discontinued operations. A description of “base net income” and a reconciliation of GAAP net income to “base net income” can be found in supplemental financial information online at www.nelnetinvestors.com.

•	individual achievement

•	business segment performance, including growth in customer base, gross revenue, and segment profitability

Committee policy requires all of the Company’s compensation plans and practices to comply with applicable laws, rules, and regulations.

Each year the Committee directs the Company, through the internal committee consisting of the Chief Learning Officer, Chief Financial Officer, and Executive Director of Organizational Development and People Services, to prepare a compensation philosophy and strategy statement for the compensation of the executives, and a proposed executive compensation framework for the year. When establishing the proposed compensation framework, in keeping with the Company’s goal of attracting, motivating, and retaining executives who will contribute to the Company’s long-term success and the creation of shareholder value, the internal committee undertakes the review of comparative compensation offered within the industries in which the Company competes for executive talent. Given the company’s diversified business lines, management believes the Company competes for executive talent in many industries, including, but not limited to, financial services, technology, and business process outsourcing. The internal committee periodically completes an external compensation review based on information from various databases and the industries noted previously. The purpose of this review is to ensure compensation is aligned with the market for comparable jobs so the Company can continue to attract, motivate, retain and reward qualified executives. Also, the internal committee considers the average salary adjustments anticipated in the market place each year and sets the Company’s target increase accordingly. In this way, the Company seeks to ensure any changes to compensation are appropriate and reflect any material changes in the market.

The Company also considers the compensation levels of executives relative to total compensation within the Company in order to provide appropriate context for making compensation decisions at the executive level. As part of this process, the Company seeks to maintain internal pay equity by maintaining equitable relationships between each management level with respect to all components of compensation, both individually and in the aggregate, paid to individuals within such levels.

The internal committee also consults with the Chief Executive Officer in making compensation decisions for the executives.

The internal compensation committee reviews incentive compensation arrangements to ensure that the arrangements do not encourage executives to take unnecessary and excessive risks. Compensation approaches are reviewed by the Company’s Enterprise Risk Management team.

The Company’s compensation philosophy and strategy described above is proposed by management and then reviewed and approved by the Compensation Committee, with any modifications that the Committee deems to be appropriate, after discussions by the Committee over multiple meetings. To ensure independence and candid discussions, the Committee meets in executive sessions without management to review and approve the compensation framework. As part of this process, the Committee reviews the Company’s goals and financial objectives related to base salaries and incentive compensation. The Committee also discusses the Chief Executive Officer’s individual performance in reviewing and approving his total compensation potential for the year, and coordinates with the Board to monitor the performance of the Chief Executive Officer throughout the year to ensure that compensation being provided meets the performance incentive intent of the compensation framework.

Industry Comparison of Compensation

To assist in establishing a competitive overall compensation program, the internal committee engaged Towers Perrin, an objective third party, in 2007 to review executive compensation at the Company. The Company engages a nationally recognized compensation consulting firm every three years to review the most highly compensated officers of the Company. This review includes the Company’s Chief Executive Officer, Chief Financial Officer, President, and other executive officers.

In addition, Towers Perrin was engaged in 2007 to conduct an executive total cash compensation analysis to assess the competitiveness of the compensation levels of base salary and bonuses provided to the Company’s Chief Executive Officer and executives. The consulting firm formulated competitive market rates for all executive positions included in the study. Based upon their market analysis findings, the consultants presented their findings and observations as to the competitiveness of the Company’s base salaries and bonuses compared to industries within North America, including, but not limited to, financial services, technology, and business process outsourcing. Although the Company does not currently offer such awards to its associates, the Company also requested that the study include an analysis of competitive deferred compensation practices.

This study is used by the Company to identify potential gaps or inequities in total compensation and to identify appropriate compensation levels and compensation design features. The study was conducted based on the Company’s duty to its shareholders and executives in an effort to motivate, retain, and attract top performers that drive the Company’s performance results.

When comparing the Company’s executive base salaries, annual incentive plan, benefit plans, and total compensation to data of the peer group, the consultants made suggestions to ensure that the Company provides a complete compensation package that is competitive in the marketplace.

For 2008, the internal committee and the Compensation Committee reviewed the analysis and based upon industry and economic market conditions and the knowledge that many other organizations were foregoing salary adjustments due to the economic climate, determined to do the same.

Another independent third party review of the Company’s total compensation structure will be completed in 2010.

The industries referenced above and used by the Company to establish competitive compensation programs may not represent the same industry as the peer group used by the Company for purposes of the Performance Index Graph furnished in the Company’s annual report on Form 10-K.

Components of Executive Compensation

The Company’s Chief Executive Officer and executives may be compensated with a combination of annual base salary, annual performance-based incentive payments, and, with respect to the executives (other than the Chief Executive Officer), issuance of shares of the Company’s Class A common stock, which are typically restricted from sale over a defined vesting period. The Chief Executive Officer has historically not received equity compensation because he controls the majority of voting rights of the Company, is exposed to downswings in stock price, and has interests already aligned with the other shareholders of the Company. In determining levels of compensation, management and the Committee work together to establish targeted total compensation for each executive and then allocates that compensation among base salary and incentive compensation.

The Company’s 2008 annual performance-based incentives were paid in fully vested and unrestricted shares of Class A common stock issued pursuant to the Company’s Restricted Stock Plan. It is the Company’s intention to also pay future annual performance-based incentives, if any, for executives in common stock.

Other awards of the Company’s common stock (not associated with the annual performance-based incentives) are based on the Company’s and the individual’s performance, and are designed both to align the executives’ own interests with the long-term strategic goals of the Company and to contribute to the retention of those individuals.

Each element of compensation is designed to be competitive with comparable companies and to align management’s incentives with the long-term interests of the Company’s shareholders. The Committee, upon management’s recommendation, determines the amount of each element of compensation by reviewing the current compensation mix for each of the executives in comparison to the Company’s performance, the Company’s long-term objectives, and the scope of that executive’s responsibility. The Committee attempts to achieve an appropriate balance between base salary, annual performance-based incentives, and longer-term equity incentives for all of the Company’s executives. The Committee does not assign relative weights to the performance measures described above in “Compensation Objectives” in setting these salaries, annual performance-based incentives, and longer-term equity incentives.

Base Salaries

The Company wants to provide senior management with a level of assured cash compensation in the form of base salary that is appropriate given their professional status and accomplishments. Base salary for the Company’s Chief Executive Officer and executives are based upon an evaluation of individual responsibilities of each person, market comparisons from compensation surveys, and an assessment of each individual’s performance. Base salaries are generally set to be within a median range of the compensation survey results, which helps the Company attract and retain talented executives. Changes in base salaries of executives depend on projected changes in the external market as well as individual contributions to the Company’s performance. All base salaries are paid in cash.

Due to current market conditions, the Company did not make across the board annual merit-based or cost of living salary adjustments for 2009 for all employees, including executives.

Annual Performance-Based Incentive Payments

The Company generally awards incentives based on three drivers: the Company’s performance, the individual’s performance, and market-based compensation information.

With respect to assessing performance, the achievements of both company-wide and personal performance objectives are considered. Company-wide performance objectives include, as stated previously, results of the Company’s consolidated GAAP net income and “base net income”, financial and operational performance measures, associate engagement, and business segment performance factors. Achieving the targeted “base net income” is the primary company-wide objective, as the growth in “base net income” has a direct correlation with the interests of the Company’s shareholders. Incentives are generally positioned to be within a median range of the compensation survey results.

The executives also have specific performance goals. Where an executive has responsibility for a particular business segment, the performance goals are heavily weighted toward the performance of that business segment. However, actual payments for business segment performance goal achievement can be negatively or positively impacted by overall company-wide performance, which funds the overall incentive pool. Where an executive has broader corporate responsibility, such as the Company’s Chief Financial Officer and President, their particular objectives for the year are tied more closely to the overall company-wide performance.

The executives are eligible for performance-based incentive payments under an incentive plan arrangement which generally increases as the Company’s “base net income” increases. In addition to financial results, each executive’s individual performance is considered in order to determine the final amount of the incentive payment earned. Under this program, a significant portion of executives’ compensation is tied to both Company and individual performance.

The executives’ potential incentive amounts are outlined below. The exact incentive amount awarded is based on the individual and the Company’s performance such that lower performing executives are paid below market and higher performing executives are paid above market.

Position	Target incentive opportunity as a percentage of base salary
President, Chief Financial Officer, and Business Segment Leaders	0 – 50%

Other executives	0 – 25%

Compensation Arrangements with Named Executive Officers

During 2008, two Named Executive Officers had written employment agreements with the Company, Messrs. Tewes and Kline. The compensation arrangements under those employment agreements are summarized as follows:

Mr. Tewes. On June 1, 2005, in connection with the Company’s acquisition of a majority of the stock of FACTS Management Co., the Company entered into an employment agreement with Mr. Tewes. The term of the agreement is for the five year period beginning June 1, 2005 and ending May 31, 2010. The employment agreement provides for payments to Mr. Tewes in the event of his termination under certain circumstances. These payments are described under the heading “Potential Payments Upon Termination.”

Mr. Kline. On October 31, 2007, in connection with hiring Mr. Kline, the Company entered into an employment agreement with Mr. Kline. Mr. Kline resigned from the Company effective April 8, 2009. The term of the agreement was for the four year period beginning October 31, 2007 and ending October 31, 2011, but was terminated upon Mr. Kline’s resignation effective April 8, 2009. Mr. Kline’s annual incentive for 2008 was based on the terms of this agreement and not the annual compensation review as discussed above. The Company has no obligations to compensate Mr. Kline as part of his resignation from the Company and all payments to Mr. Kline ceased on April 8, 2009.

Executive Officers Bonus Plan

The Company maintains an Executive Officers Bonus Plan under which the Chief Executive Officer has an opportunity to earn an annual incentive payment. Under this plan, the Chief Executive Officer is eligible for bonus compensation in the amount of $500,000 for every $1.00 of “base net income” per share earned by the Company during the year, as calculated and reported in the Company’s earnings releases and filings.

The Chief Executive Officer is not entitled to any award under the Executive Officers Bonus Plan in any year in which the Company fails to maintain an investment grade credit rating by both Standard & Poor’s and Moody’s Investor Services. The minimum investment grade rating by Standard & Poor’s is “BBB” and the minimum investment grade rating by Moody’s Investment Services is “Baa3.” Payments under the plan for a particular year are made subsequent to year-end after the Company’s earnings for the year have been finalized and announced to the public.

In October 2008, the Company’s long term debt rating was downgraded to Ba1 by Moody’s Investor Services. Accordingly, Mr. Dunlap was not entitled to any bonus compensation for 2008.

Restricted Stock Plan

The Company maintains a Restricted Stock Plan administered by the Committee, to reward performance by associates, including executives other than the Chief Executive Officer. This plan permits the Committee to reward a recipient with an award of shares of the Company’s Class A common stock, which, in the Committee’s sole discretion, may have vesting requirements attached. These additional awards are designed to recognize and reward the executives, and to connect the executives’ wealth accumulation directly to the Company’s performance, therefore encouraging the executives to behave as owners of the Company.

Other Equity Awards

The Company also supports a number of other savings and investment vehicles that assist all associates, including executives, in increasing their long-term financial savings and in becoming owners in the Company. The Company provides an Employee Share Purchase Plan, pursuant to which Company shares may be acquired through payroll deduction, at a discount of 15% to the lower of the average market price of the Company’s stock on the first and last trading days of each calendar quarter. In addition, the Company provides all eligible associates the opportunity to receive the Company’s matching contribution to the 401(k) plan in Company stock.

The Company does not offer stock options. It is management’s opinion that awards of restricted stock are a better method of encouraging executives to focus on the long term value of the Company.

Share Ownership Guidelines

The Compensation Committee believes that executives should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with the Company’s shareholders, in 2005 the Committee recommended and the Board adopted Share Ownership Guidelines for management associates at certain levels. Under these guidelines, each executive is encouraged to own at least 15,000 shares of Company stock, and is thereby exposed to downside risk in the Company’s equity performance. All executives currently meet these guidelines.

Other Compensation

In addition to base salaries and annual performance-based incentive compensation, the Company provides executives with certain other benefits to assist the Company in remaining competitive in the marketplace and to encourage executives to remain with the Company.

Benefits, including health, dental, and vision coverage, are designed to be competitive with the national marketplace. A critical aspect of the Company’s health benefits program is its focus on associate health and wellness. The Company encourages all associates, including executives, to take a proactive approach to their personal health and wellbeing. The Company has implemented wellness programs which encourage and reward associates for healthy habits by the opportunity to lower their insurance premiums.

The Company owns a controlling interest in an aircraft due to the frequent business travel needs of its executives and the limited availability of commercial flights in Lincoln, Nebraska, where the Company’s headquarters are located. Union Financial Services, Inc., which is owned by Mr. Dunlap and Stephen F. Butterfield, a member of the Board of Directors and former Co-Chief Executive Officer of the Company, owns the remaining interest in the aircraft. In prior years, the Company has allowed Messrs. Dunlap and Butterfield to utilize its interest in the aircraft for personal travel when it is not required for business travel. The value of the personal use of the aircraft is computed based on the Company’s aggregate incremental costs, which include variable operating costs such as fuel costs, mileage costs, trip-related maintenance and hangar costs, on-board catering, landing/ramp fees, and other miscellaneous variable costs. In 2008, Messrs. Dunlap and Butterfield did not receive any personal travel benefits with respect to the Company’s interest in the aircraft, since all personal travel by Messrs. Dunlap and Butterfield on such aircraft occurred with respect to the interest in the aircraft owned by Union Financial Services, Inc.

The Company entered into separation agreements with former executives Raymond J. Ciarvella and Matthew D. Hall in July, 2008, which included certain payments to both individuals (see “Actual Payments Upon Termination” below). As discussed above, the Company also has an employment agreement with Mr. Tewes, entered into when he was hired by the Company, which contains provisions for compensation upon termination of his employment in certain circumstances (see “Potential Payments Upon Termination” below). Other than the foregoing, the Company does not have contracts, agreements, plans, or arrangements with its named executive officers, whether written or unwritten, that provide for payment in connection with any termination or change-in-control. As discussed previously, the Company had an employment agreement with Mr. Kline which included certain provisions for compensation upon termination of his employment in certain circumstances; however, that agreement was terminated upon Mr. Kline’s voluntary resignation from the Company effective April 8, 2009, under circumstances that did not trigger such payments.

The Company does not currently have a formal written policy for the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. However, since under the Executive Officers Bonus Plan the payment of an annual award which is computed based on the Company’s “base net income” per share for a plan year is not made until after the Company’s earnings for the plan year have been finalized and announced to the public, in the event of a subsequent restatement of earnings the Company would pursue appropriate and equitable remedies to recover the amount of any awards paid under that plan in excess of the amount that would have been paid based on the restated earnings.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation, subject to certain exceptions, on a public company’s income tax deductibility in any tax year with respect to compensation paid to any employee who is a chief executive officer, chief financial officer, or one of the other three highest paid executive officers of the company on the last day of that tax year. This limitation does not apply to certain “performance-based” compensation paid under a shareholder approved plan that meets the requirements of Section 162(m) and the regulations thereunder. The Company’s Executive Officers Bonus Plan was approved by the shareholders in 2007 and is designed to comply with the requirements of Section 162(m).

With the exception of Mr. Kline, the Committee believes that the Company will not be subject to Section 162(m) limitations on the deductibility of compensation paid to executives for 2008. The Committee may consider other steps which might be in the Company’s best interests to comply with Section 162(m), while reserving the right to award future compensation which may not comply with the Section 162(m) requirements for deductibility if the Committee concludes that such compensation is in the Company’s best interests in providing incentives to attract, motivate, and retain key executives.

Impact of Current Economic Conditions on Executive Compensation

As disclosed in this report, current economic conditions have impacted certain of the Company’s compensation arrangements. These items include:

•	The Company’s long term debt rating was downgraded, which precluded the Chief Executive Officer from receiving an incentive payment for 2008.

•	Annual performance-based incentive awards were paid in fully vested shares of Class A common stock. This action was taken to improve the Company’s cash and liquidity position.

•	Discretionary restricted stock grants in 2008 (primarily for the purpose of incentive and retention) decreased compared to historical periods.

•	Unlike prior years, the Company did not make across the board annual merit-based or cost of living salary adjustments for 2009.

Matching Gift Program

The Company offers a matching gift program in which all employees with at least six months of service and all members of the Board of Directors are eligible to participate. Under this program, for every dollar that an employee or Board member contributes to an eligible charitable organization or educational institution, the Company will make matching donations of additional funds, subject to terms and conditions applicable in an equal manner to all employees and Board members. During 2008, the Company matched the following amounts in contributions under the provisions of this program to employees that served as executive officers during 2008.

Michael S. Dunlap	$600

Terry J. Heimes	10,100

Conclusion

By ensuring market competitive compensation that is aligned with a performance-based organization philosophy, the Company expects to attract, motivate, and retain the executive talent required to achieve long-term goals. This is critical, as management knows the Company’s success hinges on having engaged executives who are committed to the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based upon such review, the related discussions, and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to shareholders.

Respectfully submitted,

James P. Abel, Chairman
Kimberly K. Rath
Michael D. Reardon

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Ms. Rath and Messrs. Abel (Chairman) and Reardon all of whom are independent Non-Employee Directors. None of the Compensation Committee members has served as an officer or employee of the Company, and none of the Company’s executive officers have served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of the Company’s Board of Directors.

Summary Compensation Table for Fiscal Years 2008, 2007, and 2006

The following table sets forth summary information with respect to the compensation paid and bonuses granted for services rendered by (i) the Company’s Chief Executive Officer and Chief Financial Officer, as well as each of the Company’s other three most highly compensated executive officers during the year ended December 31, 2008, and (ii) two individuals who were executive officers during part of the year and who would have been subject to disclosure requirements except for the fact that they were not employed by the Company at December 31, 2008 (collectively, the “Named Executive Officers”). The information presented in the table relates to the fiscal years ended December 31, 2008, 2007, and 2006, except that in accordance with SEC staff guidance only information relating to the fiscal year ended December 31, 2008 is presented for individuals who first became a Named Executive Officer in 2008. Salaries and bonuses are paid at the discretion of the Board of Directors.

		Annual compensation (a)
Name and principal position	Year	Salary ($)	Bonus ($) (b)		Stock awards ($)		All other compensation ($) (c)	Total ($)
Michael S. Dunlap	2008	500,000	–	(d)	–		9,740	509,740
Chief Executive Officer	2007	500,000	175,000	(e)	–		9,540	684,540
	2006	500,000	612,500	(f)	–		9,340	1,121,840

Terry J. Heimes	2008	325,000	50,001		–		9,886	384,887
Chief Financial Officer	2007	325,000	100,000		–		9,540	434,540
	2006	325,000	200,000		–		9,340	534,340

Jeffrey R. Noordhoek	2008	325,000	50,001		–		9,740	384,741
President	2007	275,000	100,000		–		9,540	384,540
	2006	275,000	225,000		–		9,330	509,330

John R.Kline (g)	2008	364,000	441,257	(h)	16,513	(i)	367,667	1,189,437
Former Executive Director,
Nelnet Enrollment Solutions LLC,
a subsidiary of Nelnet, Inc.

Timothy A. Tewes	2008	260,000	150,004		51,821	(j)	26,093	487,918
President and Chief Executive
Officer, Nelnet Business Solutions,
a subsidiary of Nelnet, Inc.

Matthew D. Hall (k)	2008	164,327	–		11,763	(l)	462,282	638,372
Former Chief Operating Officer,	2007	275,000	65,000		49,403	(l)	12,483	401,886
Nelnet Education Services,	2006	275,000	130,000		4,313	(l)	14,770	424,083
a division of Nelnet, Inc.

Raymond J. Ciarvella (m)	2008	136,730	–		–		458,932	595,662
Former Executive Director

(a)	Executive officers may receive perquisites and personal benefits, the dollar amounts of which are below current Securities and Exchange Commission thresholds for reporting requirements.

(b)	Amounts represent bonuses paid in 2009, 2008, and 2007 for services rendered during the 2008, 2007, and 2006 calendar years, respectively. All 2008 bonuses (paid in 2009) were paid in fully vested shares of Class A common stock issued pursuant to the Company’s Restricted Stock Plan.

(c)	“All other compensation” includes the following:

		All other compensation
	Year	Employer matching contributions under 401(k) Plan ($)	Premiums on life insurance ($)	Amounts paid pursuant to separation agreement ($)	Dividends on restricted stock ($) (1)	Forgiveness of stock loan		Automobile allowance ($)	Gross-up for payment of taxes ($)		Other ($)	Total ($)
Michael S. Dunlap	2008	9,200	540	–	–	–		–	–		–	9,740
	2007	9,000	540	–	–	–		–	–		–	9,540
	2006	8,800	540	–	–	–		–	–		–	9,340

Terry J. Heimes	2008	9,200	540	–	–	–		–	–		146	9,886
	2007	9,000	540	–	–	–		–	–		–	9,540
	2006	8,800	540	–	–	–		–	–		–	9,340

Jeffrey R. Noordhoek	2008	9,200	540	–	–	–		–	–		–	9,740
	2007	9,000	540	–	–	–		–	–		–	9,540
	2006	8,800	530	–	–	–		–	–		–	9,330

John R. Kline	2008	9,200	540	–	–	238,839	(2)	–	119,088	(2)	–	367,667

Timothy A. Tewes	2008	8,976	540	–	529	–		12,000	4,048		–	26,093

Matthew D. Hall	2008	7,823	473	453,846	140	–		–	–		–	462,282
	2007	8,162	530	–	840	–		–	–		3,311	12,843
	2006	8,800	530	–	–	–		–	–		5,440	14,770

Raymond J. Ciarvella	2008	8,538	394	450,000	–	–		–	–		–	458,932

(1)	The Company paid a cash dividend of $0.07 per share on the Company’s Class A and Class B common stock, including unvested shares of Class A common stock issued pursuant to the Company’s Restricted Stock Plan, for all four fiscal quarters in 2007 and the first fiscal quarter of 2008. Dividends paid to employees on restricted stock are included in the table above.

(2)	On February 13, 2008, Mr. Kline was indebted to the Company for $499,988 pursuant to the Company’s Employee Stock Purchase Loan Plan. Effective February 15, 2008, Mr. Kline was designated as an executive officer of the Company and obligated under Section 16(a) of the 1934 Act to report his beneficial ownership of the Company’s stock to the SEC. As a result of this change in status and pursuant to the Company’s Employee Stock Purchase Loan Agreement, the maturity date of the note was automatically accelerated to February 13, 2008. The shares of the Company’s stock purchased with the loan proceeds were surrendered effective February 13, 2008; the fair market value of the stock sold to the Company of $269,638 was applied to the principal balance of the note. The remaining $230,350 of principal and $8,489 of accrued interest was forgiven by the Company and was therefore reported as income for Mr. Kline. The Company paid the related taxes of $119,088 associated with this transaction.

(d)	Mr. Dunlap is not entitled to any award under the Executive Officers Bonus Plan in any year in which the Company fails to maintain an investment grade rating by both Standard & Poor’s and Moody’s Investor Services. The minimum investment grade rating by Standard & Poor’s is “BBB” and the minimum investment grade rating by Moody’s Investment Services is “Baa3.” In October 2008, the Company was downgraded to Ba1 by Moody’s Investor Services. Accordingly, Mr. Dunlap was not entitled to any bonus compensation for 2008.

(e)	Mr. Dunlap’s potential 2007 bonus, as calculated pursuant to the provisions of the Executive Officers Bonus Plan, was $390,000. Mr. Dunlap requested that $215,000 of his 2007 bonus be distributed to certain associates for purposes of recognition and retention.

(f)	Mr. Dunlap requested that $375,000 of his 2006 bonus be distributed to certain associates for purposes of recognition and retention. The amounts distributed to these individuals were in the form of unrestricted fully vested shares of Class A common stock issued pursuant to the Company’s Restricted Stock Plan.

(g)	Mr. Kline resigned from the Company effective April 8, 2009.

(h)	Mr. Kline’s bonus for 2008 was based on the terms of his employment agreement, which provided the amount that Mr. Kline would receive as an annual incentive bonus for 2008.

(i)	Amount represents stock compensation expense recognized by the Company related to a stock award of 3,750 shares of restricted Class A common stock issued on January 10, 2008 pursuant to the Company’s Restricted Stock Plan. The Company records unearned compensation in shareholders’ equity (additional paid-in capital) upon issuance of restricted stock in an amount equal to the market price of such shares on the date of issuance and recognizes compensation expense over the vesting period. The closing market price on the date of issuance of these shares was $10.58 per share. The shares were scheduled to vest in 375 share increments on each January 10 beginning in 2009 and ending in 2018. Three-hundred-seventy-five (375) shares of this stock award vested on January 10, 2009. Mr. Kline’s employment with the Company ended April 8, 2009; accordingly, the remaining 3,375 shares of this award were forfeited before their respective vesting dates.

Also included in this amount is stock compensation expense recognized by the Company related to a stock award of 1,004 shares of restricted Class A common stock issued on March 14, 2008 pursuant to the Company’s Restricted Stock Plan. During 2007, when an associate elected to take their bonus in shares of stock, the Company awarded additional shares equal to 25% of the amount elected to be received in stock. In connection with these elections and awards for all employees, on February 28, 2008 the Company determined the issuance price based on the closing market price of $10.90 for that day, and subsequently issued the shares for elections and awards on March 14, 2008. The 1,004 shares were issued as a result of Mr. Kline’s election to receive his 2007 bonus payment in shares of stock and represent the additional 25% of the amount elected. One-third (335 shares) of this stock award vested on March 10, 2009 and the remaining shares were scheduled to vest on March 10, 2010 (335 shares) and March 10, 2011 (334 shares). Mr. Kline’s employment with the Company ended April 8, 2009; accordingly, the remaining 669 shares of this award were forfeited before their respective vesting dates.

(j)	Amount represents stock compensation expense recognized by the Company related to a stock award of 3,750 shares of restricted Class A common stock issued on October 1, 2007 pursuant to the Company’s Restricted Stock Plan. The Company records unearned compensation in shareholders’ equity (additional paid-in capital) upon issuance of restricted stock in an amount equal to the market price of such shares on the date of issuance and recognizes compensation expense over the vesting period. The closing market price on the date of issuance of these shares was $18.71 per share. One-tenth (375 shares) of this stock amount vested on each March 15, 2008 and March 15, 2009, respectively, and the remaining 3,000 shares will vest in increments of 375 shares each year on March 15 from 2010 through 2017.

Also included in this amount is stock compensation expense recognized by the Company related to a stock award of 3,000 shares of restricted Class A common stock issued on August 23, 2007 pursuant to the Company’s Restricted Stock Plan. The Company records unearned compensation in shareholders’ equity (additional paid-in capital) upon issuance of restricted stock in an amount equal to the market price of such shares on the date of issuance and recognizes compensation expense over the vesting period. The closing market price on the date of issuance of these shares was $18.36 per share. One-third (1,000 shares) of these shares vested on April 30, 2008. The remaining 2,000 shares vest in 1,000 share increments each on April 30, 2009 and April 30, 2010.

In addition, this amount included stock compensation expense recognized by the Company related to a stock award of 1,212 shares of restricted Class A common stock issued on November 22, 2006 pursuant to the Company’s Restricted Stock Plan. During 2006, when an associate elected to take their bonus in shares of stock, the Company awarded additional shares equal to 25% of the amount elected to be received in stock. These shares are the additional shares awarded to Mr. Tewes as a result of his election to receive his 2006 performance-based incentive plan payment in shares of stock. The closing market price on the date of issuance of these shares was $25.80 per share. One-third (404 shares) of this amount vested on each November 22, 2007 and November 22, 2008, respectively. The remaining 404 shares will vest on November 22, 2009.

(k)	Mr. Hall ceased to be employed by the Company effective July 15, 2008. See “Actual Payments Upon Termination” for additional information on payments in connection with his termination of employment with the Company.

(l)	Amount represents stock compensation expense recognized by the Company related to a stock award of 3,000 shares of Class A common stock issued on December 14, 2006 pursuant to the Company’s Restricted Stock Plan. The Company records unearned compensation in shareholders’ equity (additional paid-in capital) upon issuance of restricted stock in an amount equal to the market price of such shares on the date of issuance and recognizes compensation expense over the vesting period. The closing market price on the date of issuance of these shares was $28.23 per share. One-third (1,000 shares) of these shares vested on December 14, 2007. Mr. Hall’s employment with the Company ended July 15, 2008; accordingly, the remaining 2,000 shares of this award were forfeited before their respective vesting dates.

(m)	Mr. Ciarvella ceased to be employed by the Company effective July 15, 2008. See “Actual Payments Upon Termination” for additional information on payments in connection with his termination of employment with the Company.

Grants of Plan-Based Awards Table for Fiscal Year 2008

The following table sets forth summary information relating to each grant of an award made to the Company’s Named Executive Officers for the fiscal year ended December 31, 2008.

Name	Grant date		Approval of grant by Compensation Committee		Number of restricted shares of stock		Grant date fair value of stock awards ($)
Michael S. Dunlap	-		–		–		–

Terry J. Heimes	-		–		–		–

Jeffrey R. Noordhoek	-		–		–		–

John R. Kline	January 10, 2008	(a)	October 31, 2007		3,750	(a)	39,675	(a)
	March 14, 2008	(b)	March 10, 2008	(c)	1,004	(b)	10,944	(b)

Timothy A. Tewes	-		–		–		–

Matthew D. Hall	-		–		–		–

Raymond J. Ciarvella	-		–		–		–

(a)	Amount represents 3,750 shares of restricted Class A common stock issued on January 10, 2008 pursuant to the Company’s Restricted Stock Plan. Shares of restricted stock are eligible for dividends. The shares were issued as part of the Company’s management stock award program offered to all associates above a certain grade level to encourage stock ownership. The closing market price on the date of issuance of these shares was $10.58 per share. The shares were scheduled to vest in 375 share increments on each January 10 beginning in 2009 and ending in 2018. Three-hundred-seventy-five (375) shares of this stock award vested on January 10, 2009. Mr. Kline’s employment with the Company ended April 8, 2009; accordingly, the remaining 3,375 shares of this award were forfeited before their respective vesting dates.

(b)	Amount represents 1,004 shares of restricted Class A common stock issued on March 14, 2008 pursuant to the Company’s Restricted Stock Plan. Shares of restricted stock are eligible for dividends. During 2007, when an associate elected to take their bonus in shares of stock, the Company awarded additional shares equal to 25% of the amount elected to be received in stock. In connection with these elections and awards for all employees, on February 28, 2008 the Company determined the issuance price based on the closing market price of $10.90 for that day, and subsequently issued the shares for elections and awards on March 14, 2008. The 1,004 shares were issued as a result of Mr. Kline’s election to receive his 2007 bonus payment in shares of stock and represent the additional 25% of the amount elected. One-third (335 shares) of this stock award vested on March 10, 2009 and the remaining shares were scheduled to vest on March 10, 2010 (335 shares) and March 10, 2011 (334 shares). Mr. Kline’s employment with the Company ended April 8, 2009; accordingly, the remaining 669 shares of this award were forfeited before their respective vesting dates

(c)	Represents the date the Compensation Committee of the Board of Directors approved the Company’s 2007 incentive plan, in which the Company would award associates additional shares of common stock equal to 25% of the incentive amount elected by the associate to be received in stock.

Outstanding Equity Awards at Fiscal Year-End Table (As of December 31, 2008)

The following table sets forth summary information relating to the outstanding equity awards for the Company’s Named Executive Officers as of December 31, 2008.

Stock awards
Name	Number of shares of stock that have not vested		Market value of shares of stock that have not vested ($) (a)
Michael S. Dunlap	–		–
Terry J. Heimes	–		–
Jeffrey R. Noordhoek	–		–
John R. Kline	4,754	(b)	68,125
Timothy A. Tewes	5,779	(c)	82,813
Matthew D. Hall	–		–
Raymond J. Ciarvella	–		–

(a)	The closing market price of the Company’s common stock as of December 31, 2008 was $14.33.

(b)	Amount represents shares of restricted Class A common stock issued on January 10, 2008 and March 14, 2008 pursuant to the Company’s Restricted Stock Plan of which 3,750 shares and 1,004 shares, respectively, remain unvested as of December 31, 2008. On January 10, 2009 and March 15, 2009, 375 shares and 335 shares, respectively, of these shares vested. Mr. Kline’s employment with the Company ended April 8, 2009; accordingly, the remaining 4,044 shares of these awards were forfeited before their respective vesting dates.

(c)	Amount represents shares of restricted Class A common stock issued on November 22, 2006, August 23, 2007, and October 1, 2007 pursuant to the Company’s Restricted Stock Plan of which 404 shares, 2,000 shares, and 3,375 shares, respectively, remain unvested as of December 31, 2008. These shares vest as follows:

Vesting date	Number of shares
March 15, 2009	375
April 30, 2009	1,000
November 22, 2009	404
March 15, 2010	375
April 30, 2010	1,000
March 15, 2011	375
March 15, 2012	375
March 15, 2013	375
March 15, 2014	375
March 15, 2015	375
March 15, 2016	375
March 15, 2017	375
Total	5,779

Stock Vested Table for Fiscal Year 2008

The following table sets forth summary information relating to the stock vested for the Company’s Named Executive Officers during the fiscal year ended December 31, 2008.

Stock awards
Name	Number of shares of stock acquired on vesting		Market value of shares of stock realized on vesting ($)
Michael S. Dunlap	–		–
Terry J. Heimes	–		–
Jeffrey R. Noordhoek	–		–
John R. Kline	–		–
Timothy A. Tewes	1,779	(a)	20,265	(b)
Matthew D. Hall	–		–
Raymond J. Ciarvella	–		–

(a)	Amount includes 375 shares, 1,000 shares, and 404 shares of restricted Class A common stock issued on October 1, 2007, August 23, 2007, and November 22, 2006, respectively, pursuant to the Company’s Restricted Stock Plan. The closing market price on the date of issuance of these shares was $18.71, $18.36, and $25.80 per share, respectively. These shares vested on March 15, 2008, April 30, 2008, and November 22, 2008, respectively.

(b)	The closing market price of the Company’s common stock as of March 15, 2008, April 30, 2008, and November 22, 2008 (the vesting dates) was $10.01 per share, $12.79 per share, and $9.21 per share, respectively.

Stock Option, SAR, Long-Term Incentive, and Defined Benefit Plans

The Company does not have any stock option, SAR, long-term incentive, or defined benefit plans covering its Named Executive Officers.

Potential Payments Upon Termination

Mr. Tewes

Mr. Tewes’ employment agreement (See, “Compensation Arrangements with Named Executive Officers” above) provides that if his employment is terminated “Without Cause” (which is defined as reasons other than being charged with or convicted of a felony; malfeasance, misfeasance, nonfeasance, negligence, or failure or refusal to perform his obligations under the agreement; or because of his material breach of the employment agreement or separate non-competition agreement), he is entitled to receive from the Company his then-current annual base salary for the remainder of the term of the employment agreement, paid in a lump sum. The terms of both the employment agreement and the non-competition agreement are through May 31, 2010; accordingly, if he is terminated “Without Cause”, Mr. Tewes would receive his then-current annual salary through such date. Based on Mr. Tewes’ current annual base salary in effect as of December 31, 2008, the total amount of payments that would be made to Mr. Tewes upon such termination would be a lump sum payment of approximately $368,000. The non-competition agreement prohibits Mr. Tewes from competing with the Company during and for a period of two years following termination of his employment for any reason. If Mr. Tewes fails to comply with the non-competition agreement, the Company may seek to have the agreement enforced by a court, and may retain any salaries, bonuses, or other compensation then due to Mr. Tewes from the Company. Pursuant to the employment agreement, no waiver of a breach of, or failure to comply with, the agreement by either party may be deemed a waiver of a subsequent or similar breach of or failure to comply with the agreement.

Actual Payments Upon Termination

Mr. Hall

Mr. Hall served as an executive officer of the Company until July 15, 2008. In connection with Mr. Hall’s separation from employment with the Company, and in recognition of his years of service to the Company, the Company and Mr. Hall negotiated and entered into a separation agreement under which Mr. Hall received a lump sum payment of $453,846 from the Company. In exchange, Mr. Hall agreed that for a period of one year following termination of his employment, he would not compete against the Company and would not solicit employees of the Company to leave their employment with the Company. In addition, Mr. Hall agreed not to express disparaging or negative opinions concerning the Company. If Mr. Hall breaches the agreement, the Company may demand the return of all payments made to Mr. Hall under the agreement.

Mr. Ciarvella

Mr. Ciarvella served as an executive officer of the Company until July 15, 2008. In connection with Mr. Ciarvella’s separation from employment with the Company, and in recognition of his years of service to the Company, the Company and Mr. Ciarvella negotiated and entered into a separation agreement under which Mr. Ciarvella received a lump sum payment of $450,000 from the Company. In exchange, Mr. Ciarvella agreed that for a period of one year following termination of his employment, he would not compete against the Company and would not solicit employees of the Company to leave their employment with the Company. In addition, Mr. Ciarvella agreed not to express disparaging or negative opinions concerning the Company. If Mr. Ciarvella breaches the agreement, the Company may demand the return of all payments made to Mr. Ciarvella under the agreement.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL SHAREHOLDERS

Stock Ownership

The authorized common stock of the Company consists of 660,000,000 shares, $0.01 par value. The common stock is divided into two classes, consisting of 600,000,000 shares of Class A common stock and 60,000,000 shares of Class B common stock. The Company also has authorized 50,000,000 shares of preferred stock, $0.01 par value.

The following table sets forth information as of February 27, 2009, regarding the beneficial ownership of each class of the Company’s common stock by:

•	each person, entity, or group known by the Company to beneficially own more than five percent of the outstanding shares of any class of common stock

•	each of the Named Executive Officers

•	each incumbent director and each nominee for director

•	all executive officers and directors as a group

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Under these rules, a person is deemed to beneficially own a share of the Company’s common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security.

The number of shares of Class B common stock for each person in the table below assumes such person does not convert any Class B common stock into Class A common stock. Unless otherwise indicated in a footnote, the address of each five percent beneficial owner is c/o Nelnet, Inc., 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508. Unless otherwise indicated in a footnote, the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them.

Beneficial Ownership as of February 27, 2009

	Number of shares beneficially owned					Percentage of shares beneficially owned (1)
Name	Class A		Class B		Total	Class A	Class B	Total	Percentage of combined voting power of all classes of stock (2)
Michael S. Dunlap	8,474,700	(3)	9,542,862	(4)	18,017,562	22.4%	83.0%	36.5%	68.0%
Stephen F. Butterfield	355		3,952,364	(5)	3,952,719	*	34.4%	8.0%	25.9%
Angela L. Muhleisen	8,860,779	(6)	1,567,473	(7)	10,428,252	23.4%	13.6%	21.1%	16.1%
Union Bank and Trust Company	5,595,850	(8)	1,567,473	(9)	7,163,323	14.8%	13.6%	14.5%	13.9%
Raymond J. Ciarvella	178,462	(10)	–		178,462	*	–	*	0.1%
Todd M. Eicher	463,145	(11)	–		463,145	1.2%	–	*	0.3%
Matthew D. Hall	5,110	(12)	–		5,110	*	–	*	0.0%
Terry J. Heimes	209,409	(13)	–		209,409	*	–	*	0.1%
John R. Kline	16,461	(14)	–		16,461	*	–	*	0.0%
William J. Munn	20,722	(15)	–		20,722	*	–	*	0.0%
Jeffrey R. Noordhoek	1,004,409	(16)	–		1,004,409	2.7%	–	2.0%	0.7%
Timothy A. Tewes	28,349	(17)	–		28,349	*	–	*	0.0%
James P. Abel	20,714	(18)	–		20,714	*	–	*	0.0%
Kathleen A. Farrell	6,689	(19)	–		6,689	*	–	*	0.0%
Thomas E. Henning	28,881	(20)	–		28,881	*	–	*	0.0%
Brian J. O’Connor	35,476		–		35,476	*	–	*	0.0%
Kimberly K. Rath	7,889	(21)	–		7,889	*	–	*	0.0%
Michael D. Reardon	23,476	(22)	–		23,476	*	–	*	0.0%
James H. Van Horn	73,445	(23)	–		73,445	*	–	*	0.0%
Cedar Hill Capital Partners, LLC	2,419,011	(24)	–		2,419,011	6.4%	–	4.9%	1.6%
Executive officers and directors as a group	10,144,378		11,495,377		21,639,755	26.8%	100.0%	43.9%	81.9%

*  Less than 1%.

(1)	Based on 37,817,495 shares of Class A common stock (which excludes 11,317,364 shares of Class A common stock held by a subsidiary of the Company’s subsidiary that are not entitled to vote at the Annual Meeting) and 11,495,377 shares of Class B common stock outstanding as of February 27, 2009.

(2)	These percentages reflect the different voting rights of the Company’s Class A common stock and Class B common stock. Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted upon by the Company’s shareholders.

(3)	Mr. Dunlap is deemed to have sole voting and investment power over 2,474,350 shares of Class A common stock, which includes 1,494 shares of Class A common stock held indirectly by Mr. Dunlap that were issued under the Company’s 401(k) plan matching stock program. Mr. Dunlap is deemed to have shared voting and investment power over 6,000,350 shares of Class A common stock, which includes shares of Class A common stock that are owned by entities that Mr. Dunlap may be deemed to control, consisting of: (i) 404,500 shares owned by Farmers & Merchants Investment Inc. (“F&M”), of which Mr. Dunlap is a director and co-president and owns or controls 38.5% of the outstanding voting stock, and (ii) 5,595,850 shares held for the accounts of miscellaneous trusts, IRAs, and investment accounts at Union Bank and Trust Company (“Union Bank”), with respect to which Union Bank may be deemed to have or share voting or investment power. Mr. Dunlap controls Union Bank through F&M and is a board member of Union Bank. Mr. Dunlap disclaims beneficial ownership of the shares held for the accounts of miscellaneous trusts, IRAs, and investment accounts at Union Bank, except for his beneficial interest in the shares of Class A common stock issued to him through the Company’s 401(k) plan matching stock program. He also disclaims beneficial ownership of the shares held by F&M, except to the extent of his pecuniary interest therein. With respect to the number of shares of Class A common stock beneficially owned by Mr. Dunlap that are held by Union Bank, the number of shares set forth in the table reflects the number of shares held by Union Bank as of December 31, 2008, as reported in a Schedule 13G filed by Union Bank with the Securities and Exchange Commission on February 17, 2009.

(4)	Mr. Dunlap is deemed to have sole voting and investment power over 6,388,698 shares of Class B common stock, which includes 1,701,000 shares owned by Mr. Dunlap’s spouse. Mr. Dunlap is deemed to have shared voting and investment power over 3,154,164 shares of Class B common stock, which includes (i) 1,586,691 shares owned by Union Financial Services, Inc., of which Mr. Dunlap is Chairman and owns 50.0% of the outstanding capital stock, (ii) 1,154,315 shares held by Union Bank as Trustee for a Class B grantor retained annuity trust (“GRAT”) established by Mr. Dunlap, and (iii) 413,158 shares held by Union Bank as Trustee under a Class B GRAT established by Mr. Butterfield. Mr. Dunlap disclaims beneficial ownership of the shares held by Union Financial Services, Inc., except to the extent of his pecuniary interest therein. Mr. Dunlap also disclaims beneficial ownership of the 413,158 shares held by Union Bank as Trustee under the Class B GRAT. A total of 700,000 shares are pledged as collateral for a line of credit which had not been drawn upon as of February 27, 2009.

(5)	Mr. Butterfield is deemed to have sole voting and investment power over 1,952,515 shares of Class B common stock that are held by the Stephen F. Butterfield Revocable Living Trust, of which Mr. Butterfield is a trustee. Mr. Butterfield is deemed to have shared voting and investment power over 1,999,849 shares of Class B common stock, which includes (i) 1,586,691 shares owned by Union Financial Services, Inc., of which Mr. Butterfield is a director and president and owns 50.0% of the outstanding capital stock and (ii) 413,158 shares held by Union Bank as Trustee for a Class B GRAT established by Mr. Butterfield. Mr. Butterfield disclaims beneficial ownership of the shares held by Union Financial Services, Inc., except to the extent of his pecuniary interest therein. A total of 1,904,315 shares are pledged as collateral.

(6)	Ms. Muhleisen is deemed to have sole voting and investment power over 2,582,506 shares of Class A common stock. Ms. Muhleisen is deemed to have shared voting and investment power over 6,278,273 shares of Class A common stock, which includes (i) 88,864 shares jointly owned by Ms. Muhleisen and her spouse, (ii) 1,117,576 shares owned by her spouse, (iii) 646,245 shares held by Ms. Muhleisen’s son, (iv) 646,245 shares held by Ms. Muhleisen’s daughter, (v) 1,166,848 shares held by Union Bank as Trustee for Class A GRATs established by Ms. Muhleisen and her spouse, and (vi) shares that are owned by entities that Ms. Muhleisen may be deemed to control, consisting of: 404,500 shares owned by F&M, of which Ms. Muhleisen is a director, chairperson, and co-president and owns or controls 36.1% of the outstanding capital stock, and 2,207,995 shares held by Union Bank for the accounts of miscellaneous trusts, IRAs, and investment accounts at Union Bank with respect to which Union Bank may be deemed to have or share voting or investment power. Ms. Muhleisen, the sister of Michael S. Dunlap, is a director, president, and chief executive officer of and controls Union Bank through F&M. Ms. Muhleisen disclaims beneficial ownership of the shares held for the accounts of miscellaneous trusts, IRAs, and investment accounts at Union Bank, except for her retained beneficial interest in 1,166,848 shares of Class A common stock held in trust on her behalf and on behalf of her spouse under two of the Class A GRATs. She also disclaims beneficial ownership of the shares held by F&M, except to the extent of her pecuniary interest therein. The address for Ms. Muhleisen is c/o Union Bank and Trust Company, P.O. Box 82529, Lincoln, Nebraska 68501. With respect to the number of shares of Class A common stock beneficially owned by Ms. Muhleisen that are held by Union Bank, the number of shares set forth in the table reflects the number of shares held by Union Bank as of December 31, 2008, as reported in a Schedule 13G filed by Union Bank with the Securities and Exchange Commission on February 17, 2009.

(7)	Ms. Muhleisen is deemed to have shared voting and investment power over 1,567,473 shares of Class B common stock that are held by Union Bank as Trustee under Class B GRATs established by Mr. Dunlap and Mr. Butterfield. Ms. Muhleisen disclaims beneficial ownership of the shares held by Union Bank as Trustee under the Class B GRATs.

(8)	Union Bank is deemed to have sole voting and investment power over 45,000 shares of Class A common stock that are held by the Union Bank profit sharing plan. Union Bank is deemed to have shared voting and investment power over 5,550,850 shares of Class A common stock, which includes (i) 235,000 shares held as trustee for the University of Nebraska Foundation, (ii) 269,742 shares held by Union Bank as Trustee under a Class A GRAT and a Class A charitable remainder trust established by Mr. Noordhoek, (iii) 1,166,848 shares held by Union Bank as Trustee under Class A GRATs established by Ms. Muhleisen and her spouse; (iv) 2,221,007 shares of Class A common stock held by Union Bank in individual accounts for Ms. Muhleisen and her spouse, and (v) 1,658,253 shares held for the accounts of miscellaneous trusts, IRAs, and investment accounts at Union Bank with respect to which Union Bank may be deemed to have or share voting or investment power. Union Bank disclaims beneficial ownership of such shares except to the extent that Union Bank actually has or shares voting power or investment power with respect to such shares. The address for Union Bank is P.O. Box 82529, Lincoln, Nebraska 68501; Attention: Angela L. Muhleisen, President. The number of shares of Class A common stock set forth in the table for Union Bank reflect the number of shares held by Union Bank as of December 31, 2008, as reported in a Schedule 13G filed by Union Bank with the Securities and Exchange Commission on February 17, 2009.

(9)	Union Bank is deemed to have shared voting and investment power over 1,567,473 shares of Class A common stock that are held by Union Bank as Trustee under Class B GRATs established by Mr. Dunlap and Mr. Butterfield. Union Bank disclaims beneficial ownership of such shares except to the extent that Union Bank actually has or shares voting power or investment power with respect to such shares.

(10)	Mr. Ciarvella ceased to be employed by the Company effective July 15, 2008. Beneficial ownership information for Mr. Ciarvella is as of October 31, 2008.

(11)	Includes 121,835 shares owned by Mr. Eicher’s spouse. A total of 251,612 Class A shares are pledged as collateral.

(12)	Mr. Hall ceased to be employed by the Company effective July 15, 2008.

(13)	Includes 50,000 shares owned by Mr. Heimes’ spouse. A total of 103,109 Class A shares are held in a brokerage firm account, which may under certain circumstances involve a pledge of such shares as collateral.

(14)	Includes 3,375 shares issued under the Company’s Restricted Stock Plan, which would have vested in equal annual installments of 375 shares from January 2010 through January 2018. Amount also includes 1,004 shares issued under the Company’s Restricted Stock Plan of which 335 shares vested on March 10, 2009 and 335 shares and 334 shares would have vested on March 10, 2010 and March 10, 2011, respectively. Mr. Kline’s employment with the Company ended on April 8, 2009; accordingly, all unvested shares on such date were forfeited before their respective vesting dates.

(15)	Includes 1,000 shares issued under the Company’s Restricted Stock Plan that will vest on December 14, 2009. Amount also includes 500 shares owned jointly by Mr. Munn and his spouse.

(16)	Includes 686,756 shares held by the Jeffrey R. Noordhoek Trust, 243,943 shares held by Union Bank as Trustee under a Class A GRAT established by Mr. Noordhoek, and 25,799 shares held by Union Bank as Trustee under a Class A CRUT established by Mr. Noordhoek. A total of 690,500 Class A shares are pledged as collateral for a line of credit which had not been drawn upon as of February 27, 2009.

(17)	Includes (i) 3,375 shares issued under the Company’s Restricted Stock Plan, which vest in equal annual installments of 375 shares from March 2009 through March 2017, (ii) 404 shares issued under the Company’s Restricted Stock Plan that will vest on November 22, 2009, and (iii) 2,000 shares issued under the Company’s Restricted Stock Plan which vest in equal installments of 1,000 shares each on April 30, 2009 and April 30, 2010.

(18)	Includes 12,610 shares that Mr. Abel has elected to defer delivery of pursuant to the deferral election provisions of the Company’s Directors Stock Compensation Plan. Also includes 500 shares owned by Mr. Abel’s spouse.

(19)	Includes 6,689 shares that Ms. Farrell has elected to defer delivery of pursuant to the deferral election provisions of the Company’s Directors Stock Compensation Plan.

(20)	Includes 16,792 shares that Mr. Henning has elected to defer delivery of pursuant to the deferral election provisions of the Company’s Directors Stock Compensation Plan. Also includes 3,090 shares owned by Mr. Henning’s spouse.

(21)	Includes 6,689 shares that Ms. Rath has elected to defer delivery of pursuant to the deferral election provisions of the Company’s Directors Stock Compensation Plan. Amount also includes 1,200 shares owned by Ms. Rath’s husband in an individual retirement account.

(22)	Includes 15,672 shares owned jointly by Mr. Reardon and his spouse in a brokerage firm account, which may under certain circumstances involve a pledge of such shares as collateral.

(23)	Includes 11,793 shares that Mr. Van Horn has elected to defer delivery of pursuant to the deferral election provisions of the Company’s Directors Stock Compensation Plan.

(24)	On February 17, 2009, Cedar Hill Capital Partners, LLC (“Cedar Hill”), Cedar Hill Capital Partners Onshore, LP (“Onshore Fund”), Cedar Hill Capital Partners Offshore, Ltd. (“Offshore Fund”), Cedar Hill Fund Management, LLC (“General Partner”), Charles Cascarilla, and Emil Woods filed a Schedule 13G with the Securities and Exchange Commission indicating that they beneficially owned 6.37% of the Company’s Class A common stock. The amounts set forth in the table reflect the number of shares reported in the Schedule 13G and includes 1,078,001 shares held for the account of the Onshore Fund and 1,341,010 shares held for the account of the Offshore Fund. The General Partner is the general partner of the Onshore Fund. Cedar Hill is the investment manager of the Onshore Fund and the Offshore Fund. Messrs. Cascarilla and Woods are controlling persons of Cedar Hill and the General Partner. The principal business address for each of the Onshore Fund, the General Partner, Cedar Hill, Mr. Cascarilla, and Mr. Woods is 445 Park Avenue, 5th Floor, New York, New York 10022. The principal business address of the Offshore Fund is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896 GT, Harbour Centre, 2nd Floor, George Town, Grand Cayman Cayman Islands, B.W.I.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership of Company securities and changes in reported ownership. Executive officers, directors, and greater than ten percent shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on a review of the reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the year ended December 31, 2008 the Company’s executive officers, directors, and greater than ten percent beneficial owners timely filed all reports they were required to file under Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Section 6 of the Company’s Code of Conduct requires the disclosure of conflicts of interest (such as related party transactions) by officers and directors of the Company and provides that a relationship which involves or benefits one of the Company’s officers or directors is not considered a conflict of interest if the Board of Directors is aware of the relationship and deems it to be immaterial. Accordingly, related party transactions are presented to the Board of Directors for their review and approval or ratification. See “Corporate Governance – Code of Business Conduct and Ethics for Directors, Officers, and Employees.”

Additionally, Section 6 of the Company’s Code of Conduct provides that officers and directors shall not have a material financial interest in any company that is selling supplies, furnishing services, or otherwise doing business with the Company, unless approved by the Company’s executive management.

Some of the Company’s directors and members of management beneficially own shares of stock or other ownership interests in other entities with which the Company does business and, in some cases, they serve on the Board of Directors and/or as executive officers of one or more such entities. These related parties include:

•	Union Bank and Trust Company and Farmers & Merchants Investment Inc. — Union Bank is controlled by F&M, which owns 81.4% of Union Bank’s common stock and 15.4% of Union Bank’s non-voting preferred stock. Michael S. Dunlap, a significant shareholder, Chief Executive Officer, Chairman, and a member of the Board of Directors of the Company, owns or controls 38.5% of the stock of F&M, while Mr. Dunlap’s sister, Angela L. Muhleisen, owns or controls 36.1% of such stock. Mr. Dunlap serves as a director and co-president of F&M and is a member of the board of directors for Union Bank. In 2003, Mr. Dunlap resigned as chief executive officer of Union Bank. Ms. Muhleisen serves as director and co-president of F&M and as a director, chairperson, president, and chief executive officer of Union Bank. At February 27, 2009, Union Bank beneficially owned 14.5% of the Company’s common stock. F&M does not own 5% or more of the Company’s stock; however, the stock holdings of both Union Bank and F&M are deemed to be beneficially owned by both Mr. Dunlap and Ms. Muhleisen, respectively. At February 27, 2009, Mr. Dunlap beneficially owned 36.5% of the Company’s outstanding common stock and Ms. Muhleisen beneficially owned 21.1% of the Company’s outstanding common stock.

•	Union Financial Services, Inc. — Union Financial Services Inc. (“UFS”) is a corporation which is owned 50% by Michael S. Dunlap, a significant shareholder, Chief Executive Officer, Chairman, and a member of the Board of Directors of the Company, and 50% by Stephen F. Butterfield, Vice Chairman and a member of the Board of Directors of the Company.

Transactions with Union Bank

On November 25, 2008, the Company sold approximately $500 million of FFELP student loans (the “FFELP Loans”) to Union Bank. These loans were sold for a purchase price of 100 percent of the outstanding unpaid principal balance plus accrued and unpaid borrower interest. The Company recognized a loss on this loan sale of $3.5 million, which represented unamortized loan costs on this portfolio.

Including the loans sold in this transaction, Union Bank may purchase up to $750 million in FFELP loans from the Company in accordance with an affiliate transaction exemption granted by the Federal Reserve Board. In connection with the exemption and the loan purchase by Union Bank, an Assurance Commitment Agreement (the “Commitment Agreement”) was also entered into, by and among, the Company, Union Bank, F&M, Angela L. Muhleisen, Michael S. Dunlap, and Jay L. Dunlap, the father of Angela Muhleisen and Michael Dunlap.

Per the terms of the Commitment Agreement, the Company provided certain assurances to Union Bank designed to mitigate potential losses related to the FFELP Loans, including holding amounts in escrow equal to the unguaranteed portion of the FFELP loans and reimbursing Union Bank for losses, if any, related to the portfolio.

Union Bank is a major source of student loan origination and sales volume for the Company. Pursuant to agreements effective January 1999 and amended February 2005, the Company agreed to purchase certain guaranteed student loans as well as origination rights in guaranteed student loans to be originated in the future, except for loans committed for sale to others. Union Bank may continue to originate student loans, and such guaranteed student loans not previously committed for sale to others are to be sold by Union Bank to the Company in the future. Union Bank also granted to the Company exclusive rights as marketing agent for student loans on behalf of Union Bank, and thus the Company is responsible for marketing expenses with respect to such student loans.

The Company pays Union Bank a purchase price equal to 100% of the outstanding principal balance and accrued and unpaid interest on the loans purchased pursuant to the agreement described in the preceding paragraph, and also reimburses Union Bank for origination fees required to be paid to the Department of Education, for origination costs, and any borrower incentive program costs offered. During 2008, the Company paid $4.9 million plus the outstanding principal and accrued and unpaid interest of $208.0 million to Union Bank for the purchase of student loans. This agreement renews automatically for successive one-year terms unless both parties mutually agree to terminate it.

In 1999, the Company entered into a 360-day commitment with Union Bank to purchase its federally guaranteed student loans, in which Union Bank retained rights pursuant to the agreement discussed previously, at par. This purchase commitment has been renewed annually for successive terms after its inception and was amended in February 2005. The commitment has grown into an obligation to purchase an aggregate amount of up to $1.25 billion of student loans from Union Bank. This purchase commitment agreement is terminable by either party by the giving of notice of termination at least 90 days prior to the end of the then current 360-day term.

Pursuant to a June 2001 agreement, Union Bank, in its capacity as trustee for various grantor trusts, agreed to purchase from the Company up to $750 million of participation interests in student loans. In 2008, the Company retained a portion of the interest earned from the participated loans at a rate equal to the difference between the borrower’s interest rate on the loans and the most recently published 90-day commercial paper rate plus 80 basis points. However, the Company also must continue to pay the servicing costs with respect to such participated loans. The Company sold to Union Bank, as trustee, participation interests with balances of $569.9 million as of December 31, 2008. The Company has the option to purchase the participation interests from these grantor trusts at the end of a 364-day term upon termination of the participation certificate. The agreement automatically renews for additional 364-day terms unless either party gives notice to terminate. The agreement is also terminable by either party upon five business days’ notice. This agreement provides beneficiaries of Union Bank’s grantor trusts with access to investments in interests in student loans, while providing liquidity to the Company on a short-term basis.

The Company services loans for Union Bank, and, pursuant to a servicing agreement dated January 1, 1998, as amended, the Company charges a standard origination and servicing fee at a level substantially commensurate to those charged to the majority

(in terms of volume of loans serviced) of the Company’s non-affiliated servicing clients. Union Bank paid the Company fees pursuant to this servicing agreement aggregating $0.3 million in 2008. The servicing agreement is for a month-to-month term, subject to a removal fee based on the number of loans serviced. The Company may terminate the agreement in the event of a material uncured breach. Pursuant to the February 2005 amendment of agreements with Union Bank discussed previously, the Company began waiving fees charged under the servicing agreement on all loans originated as part of the February 2005 agreement as these loans are funded by and sold to the Company. On November 25, 2008, the Company entered into an additional loan servicing agreement with Union Bank to service the approximately $500 million FFELP Loans sold to Union Bank. Under this agreement the Company will receive a servicing fee of 34 basis points per year related to the FFELP Loans. Fees received in conjunction with this agreement are included in the servicing income for the year ended December 31, 2008 noted above.

On October 13, 2006, the Company purchased its corporate headquarters building and assumed certain existing lease agreements pursuant to which Union Bank leases office and storage space. The leases assumed by the Company provided for the lease to Union Bank of a total of approximately 15,000 square feet through June 30, 2008. The lease was amended to reduce the space leased to 4,000 square feet. Union Bank paid the Company approximately $141,000 for commercial rent and storage income during 2008. The amended lease agreement expires on June 30, 2018.

The Company has obtained the right to acquire from Union Bank 100% of the participation interests in an unspecified volume of private loans which comply with the Company’s internal underwriting criteria (as modified from time to time). On these participations, the Company earns 100% of the borrower interest rate, less servicing costs thereon in an amount equal to 1% per annum of the aggregate average outstanding principal balances of such participations. The parties mutually agree upon the volume of such participations from time to time. In 2008, the Company did not purchase any participation interests in private loans pursuant to this agreement. The agreement is subject to termination upon 30 days’ notice by either party.

The Company has entered into an agreement to assist Union Bank in marketing and providing program operations related to certain college savings plans (the “College Savings Plans”) under Section 529 of the Internal Revenue Code. Union Bank has agreed to pay the Company fees in an amount equal to 50% of the net profits, if any, associated with Union Bank’s program management agreement with the College Savings Plans. Union Bank is entitled to a fee as program manager pursuant to its program management agreement with the College Savings Plans and is not entitled to other payments pursuant to that agreement. The Company has agreed to share 50% of the expenses relating to the program, up to a capped amount of $1.25 million over the life of the agreement, as well as 50% of mutually agreeable costs related to the program operations, if any, which exceed the aggregate of $1.25 million. In 2008, the Company received a net fee of $4.6 million arising from this agreement. This consulting and services agreement terminates when Union Bank’s program manager agreement with the College Savings Plans terminate.

Nelnet Capital, LLC, a subsidiary of Nelnet, Inc (“Nelnet Capital”), serves as distributor on behalf of Union Bank for all advisor-sold accounts with the College Savings Plans. Nelnet Capital is entitled to approximately 10 basis points of plan assets pursuant to this agreement. Either party upon 30 days’ notice may terminate this agreement. Nelnet Capital also serves as distributor on behalf of Union Bank for the TD Waterhouse accounts within the College Savings Plans. This agreement terminates upon termination of the TD Waterhouse distribution agreement for the College Savings Plans. Nelnet Capital received payments aggregating approximately $236,000 from these agreements in 2008.

In March 2001, Nelnet Capital hired Adminisystems, Inc., a subsidiary of F&M, to perform certain administrative services in connection with the investment portfolios maintained by the College Savings Plans. The fees to be paid under this agreement equal 40% of the distribution fees that Nelnet Capital receives with respect to certain accounts placed with the College Savings Plans. Nelnet Capital paid Adminisystems, Inc. approximately $141,000 in 2008. Any party upon 60 days’ notice may terminate this agreement. In addition, the Company paid Adminisystems approximately $16,000 in 2008 related to other servicing fees.

The Company invests in student loan-backed investment securities from time to time by establishing several grantor trusts with Union Bank as trustee for Union Bank’s Short Term Federal Investment Trust. As a grantor, the Company places cash into the trust account, and Union Bank uses such cash to acquire interests in student loan-backed investment securities on the Company’s behalf. The Company earns the yield on the securities purchased by the trust and pays to Union Bank a trustee fee based on amounts invested and upon the type of investment asset being acquired in the trust account. As of December 31, 2008, the Company had approximately $176.4 million invested in these trusts or deposited at Union Bank in operating accounts. Union Bank has created similar Short Term Federal Investment Trusts with non-affiliated trust beneficiaries, and the fees and terms applicable to the trust agreements it has entered into with the Company are substantially the same as the fees charged by Union Bank to the majority (in terms of assets) of non-affiliated persons. As trustee, Union Bank has agreed to return the Company’s funds invested in these trusts or assets held on the Company’s behalf in these trusts upon 30 days’ notice from the Company at any time and thus terminate the trusts. The Company utilizes these trust arrangements as a short-term investment facility. Interest income earned by the Company on the amounts invested in these trusts was $3.9 million in 2008.

The Company and Union Bank have an employee sharing arrangement with respect to a small group of employees. The arrangement requires each counterparty receiving services from any such employee to pay for the share of the employee’s salary and payroll equal to the approximate percentage of such employee’s time devoted to such recipient. This agreement renews automatically for one-year terms unless the parties mutually agree not to renew. During 2008, Union Bank paid the Company a net amount of approximately $29,000 under this agreement.

Union Bank has issued a letter of credit for the benefit of the Company, dated February 25, 2005 and amended on May 24, 2006, in the amount of $239,000. This letter of credit was increased to $300,000 by an amendment dated January 10, 2008. Union Bank charged no fee for providing this letter of credit.

The Company has retained Union Bank to administer its 401(k) defined contribution plan. The fees charged by Union Bank are commensurate with those Union Bank charges to other employee benefit customers. Beginning in 2007, the fees paid to Union Bank to administer the plan are paid by the plan’s participants. Total fees paid in 2008 to Union Bank by the plan’s participants were approximately $245,000. The 401(k) plan agreement may be terminated upon 60 days’ notice from either party.

Union Bank permits Nelnet Capital to gain certain access to Union Bank customers by permitting marketing efforts in Union Bank facilities. Nelnet Capital paid Union Bank 90% of its gross commissions, after deducting trading and closing expenses, which was approximately $140,000 in 2008.

Nelnet Capital has an agreement with Union Bank to provide mortgage loan consulting services. Nelnet Capital received fees for these services of approximately $125,000 in 2008.

In October 2002, Nelnet Capital agreed to act as the principal underwriter for Stratus Funds, Inc., or Stratus Funds, a group of mutual funds associated with Union Bank. Nelnet Capital did not receive any fees in 2008 pursuant to this agreement. This agreement has a one-year term that renews automatically, with Stratus Funds’ prior approval, for successive one-year terms unless terminated by a vote of the majority of the Board of Directors, including a majority of disinterested directors, of the Stratus Funds or a majority of its shareholders. Nelnet Capital may also terminate this agreement on 60 days’ notice. Two mutual funds affiliated with the Stratus Funds are investment options under the Company’s 401(k) plan.

As of December 31, 2008, the Company purchased participation interests in student loans from Union Bank in the amount of $21.5 million. The largest aggregate amount of principal outstanding on these participation interests during 2008 was $91.8 million, which was outstanding as of July 31, 2008. The Company received all interest income from the participated student loans, except for $3.0 million retained by Union Bank related to these participated student loans during 2008. Union Bank retains interest income on the participated student loans based on the three-month commercial paper rate plus 80 basis points, which was 1.25% as of December 31, 2008.

Transactions with Farmers & Merchants and Its Related Parties

In connection with an agreement to sell certain loans, the Company has provided to The First Marblehead Corporation, or First Marblehead, and each special purpose entity, or SPE, named in the agreement a guarantee of liabilities of First National Bank Northeast, or First National, pursuant to indemnity covenants given by First National to First Marblehead with respect to a sale of loans from First National to First Marblehead. Mr. Dunlap is a director of First National, and F&M owns, indirectly, approximately 25% of the outstanding capital stock of that financial institution. The Company’s liability under such guarantee is limited to an aggregate amount of $10 million, plus costs incurred by First Marblehead with respect to recovery efforts. In consideration for such guarantee, First Marblehead agreed to pay or cause a SPE to pay the Company the sum of 1% of the outstanding balance of private loans sold by First National to First Marblehead. This guarantee remains in effect until First Marblehead and the SPEs receive written notice from the Company to discontinue the guarantee or until all obligations of First National pursuant to its indemnity of First Marblehead are paid in full. During 2008, there was no activity under this agreement and the Company has not paid out any sums pursuant to the indemnity covenants thereunder.

Transactions with Union Financial Services

In December 2007, the Company approved an assignment of a lease to UFS. The lease is for approximately 3,100 square feet at a current base rent of $23.50 per square foot per year. The lease provides that base rent shall be subject to specified increases through the termination date of the lease on August 31, 2010.

The Company owns a 74.753% interest in an aircraft due to the frequent business travel needs of the Company’s executives and the limited availability of commercial flights in Lincoln, Nebraska, where the Company’s headquarters are located. UFS owns the remaining 25.247% interest in the same aircraft. The aircraft joint ownership agreement between the Company and UFS for this aircraft will continue in effect on a month to month basis until terminated by mutual agreement. UFS will have the right to require the Company to purchase UFS’s interest in the aircraft for an amount equal to UFS’s pro rata portion (determined on the basis of its ownership percentage) of the aircraft’s fair market value at that time. If the term of the joint ownership agreement is not extended by agreement of the Company and UFS, the aircraft must be sold and the net proceeds from the sale distributed to the Company and UFS in proportion to their ownership percentages. Under an aircraft maintenance agreement among the Company, UFS, and an unrelated aviation service company, a total of approximately $230,000 in management fees was paid to the service company in 2008, which amount was allocated to the Company and UFS based on their respective ownership percentages. The maintenance agreement also provides that the Company must pay for all flight operating expenses for each flight conducted on its behalf, with a corresponding obligation by UFS, and that both the Company and UFS must pay their pro-rata portion, based on actual use percentages, of the cost of maintaining the aircraft.

Other Related Party Transactions

During 2008, John R. Kline, while serving as an Executive Director of the Company, was indebted to the Company pursuant to the Company’s Employee Stock Purchase Loan Plan. The largest aggregate amount of principal outstanding on this note during 2008 was $500,000, which was outstanding from October 31, 2007 (the effective date of the loan agreement) through February 13, 2008 (the date of the loan payoff). Interest in the amount of approximately $3,500 was accrued during 2008 at a rate of 3-month LIBOR plus 50 basis points. Effective February 15, 2008, Mr. Kline was designated as an executive officer of the Company and obligated under Section 16(a) of the 1934 Act to report his beneficial ownership of the Company’s stock to the SEC. As a result of this change in status and pursuant to the Company’s Employee Stock Purchase Loan Agreement, the maturity date of the note was automatically accelerated to February 13, 2008. The shares of the Company’s stock purchased with the loan proceeds were surrendered effective February 13, 2008; the fair market value of the stock sold to the Company of $269,638 was applied to the principal balance of the note. The remaining $230,350 of principal and $8,489 of accrued interest was forgiven by the Company and reported as income for Mr. Kline. Mr. Kline resigned from the Company effective April 8, 2009.

AUDIT COMMITTEE REPORT

Report of the Board Audit Committee

The Audit Committee of the Board of Directors (the “Committee”) is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent auditor, the performance of the Company’s internal and independent auditors, and the Company’s compliance with legal and regulatory requirements. The Committee has the sole authority and responsibility to select, determine the compensation of, evaluate, and, when appropriate, replace the Company’s independent auditor. The Committee is comprised of four independent directors and operates under a written charter adopted by the Board, a copy of which is available at www.nelnetinvestors.com. The Board has determined that each Committee member is independent under the standards of director independence established under the Company’s Corporate Governance Guidelines and the NYSE listing requirements and is also independent under applicable independence standards of the Securities Exchange Act of 1934, as amended.

The Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor, KPMG LLP, is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Committee’s responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. The Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditor, and the independent auditor.

The Committee held nine meetings during 2008. The Committee, among other things:

•	Reviewed and discussed the Company’s earnings releases, Quarterly Reports on form 10-Q, and Annual Report on form 10-K, including the consolidated financial statements

•	Reviewed and discussed the Company’s policies and procedures for risk assessment and risk management and the major risk exposures of the Company and its business units, as appropriate

•	Reviewed and discussed the annual plan and the scope of the work of the internal auditor for fiscal 2008 and summaries of the reports to management by the internal auditor

•	Reviewed and discussed the annual plan and scope of the work of the independent auditor

•	Reviewed and discussed reports from management on the Company’s policies regarding applicable legal and regulatory requirements

•	Met with KPMG LLP, the internal auditor, and Company management in separate executive sessions

The Committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2008 with management, the internal auditor, and KPMG LLP. The Committee reviewed and discussed the critical accounting policies as set forth in the Company’s Annual Report on Form 10-K, management’s annual report on the Company’s internal control over financial reporting, and KPMG LLP’s opinion on the effectiveness of internal control over financial reporting. The Committee also discussed with management and the internal auditor the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission (the “SEC”) and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC and the processes used to support management’s annual report on the Company’s internal control over financial reporting.

The Committee discussed with KPMG LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). This review included a discussion with management and KPMG LLP as to the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures within the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

KPMG LLP also provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Committee concerning independence. The Committee discussed with KPMG LLP their independence from the Company. When considering KPMG LLP’s independence, the Committee considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, and their opinion on the effectiveness of the Company’s internal control over financial reporting were compatible with maintaining their independence. The Committee also reviewed and pre-approved, among other things, the audit, audit-related, and tax services performed by KPMG LLP. The Committee received regular updates on the amount of fees and scope of audit, audit-related, and tax services provided.

Based on the Committee’s review and these meetings, discussions, and reports, and subject to the limitations on the Committee’s role and responsibilities referred to previously and in the Audit Committee Charter, the Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2008 be included in the Company’s 2008 Annual Report on Form 10-K for filing with the SEC.

The Committee has also selected KPMG LLP as the Company’s independent auditor for the year ending December 31, 2009 and is presenting the selection to the shareholders for ratification.

Respectfully submitted,

Brian J. O’Connor, Chairman
Kathleen A. Farrell
Thomas E. Henning
James H. Van Horn

PROPOSAL 2 – APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selects the Company’s independent auditor. This proposal is put before the shareholders because the Board believes that it is good corporate practice to seek shareholder ratification of the selection of the independent auditor. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement.

The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of KPMG LLP as independent auditor for 2009.

The affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to be voted at the Annual Meeting is required to ratify the appointment of KPMG LLP. Unless marked to the contrary, proxies will be voted FOR the ratification of the appointment of KPMG LLP as independent auditors for 2009.

Representatives of KPMG LLP are expected to attend the Annual Meeting and to respond to appropriate questions from shareholders present at the meeting and will have an opportunity to make a statement if they desire to do so.

Independent Accountant Fees and Services

Aggregate fees for professional services rendered by KPMG LLP for the years ended December 31, 2008 and 2007 are set forth below.

	2008	2007
Audit fees	$864,795	909,200
Audit-related fees	1,019,645	827,369
Tax fees	393,648	354,965
All other fees	1,500	1,500
Total	$2,279,588	2,093,034

Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company and subsidiary audits, the audit on the effectiveness of the Company’s internal control over financial reporting, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the Securities and Exchange Commission.

Audit-related fees were for assurance and other services related to service provider compliance reports, employee benefit plan audits, agreed-upon procedures, and consultations concerning financial accounting and reporting standards.

Tax fees were for services related to tax compliance and planning.

All other fees represent the amount paid by the Company for access to an on-line accounting and tax reference tool.

The Audit Committee’s pre-approval policy and procedures are outlined in its charter. The Audit Committee has the sole authority to appoint, retain, and terminate the Company’s independent auditor, which reports directly to the Audit Committee. The Audit Committee is directly responsible for the evaluation, compensation (including as to fees and terms), and oversight of the work of the Company’s independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review, or attestation services for the Company. All related fees and costs of the independent auditor, as determined by the Audit Committee, are paid promptly by the Company in accordance with its normal business practices. All auditing services and permitted non-audit services performed for the Company by the independent auditor, including the services described above, are pre-approved by the Audit Committee, subject to applicable laws, rules, and regulations. The Audit Committee may form and delegate to a subcommittee the authority to grant pre-approvals with respect to auditing services and permitted non-auditing services, provided that any such grant of pre-approval shall be reported to the full Audit Committee at its next meeting.

PROPOSAL 3 – APPROVAL OF AMENDMENT TO THE RESTRICTED STOCK PLAN TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF CLASS A COMMON STOCK THAT MAY BE ISSUED UNDER THE PLAN FROM A TOTAL OF 2,000,000 SHARES TO A TOTAL OF 4,000,000 SHARES

Background

The Board of Directors has recommended that the shareholders approve an amendment to the Nelnet, Inc. Restricted Stock Plan (the “Restricted Stock Plan”) to increase the number of shares of the Company’s Class A common stock that may be issued under the Restricted Stock Plan from a total of 2,000,000 shares to a total of 4,000,000 shares.

The Restricted Stock Plan was originally adopted in November 2003 and has been amended from time to time. The Restricted Stock Plan provides for grants of awards of restricted shares and restricted stock units to employees of the Company and its subsidiaries and affiliates, and currently allows for the issuance of a total of 2,000,000 shares of Class A common stock pursuant to restricted share or restricted stock unit awards.

As of March 31, 2009 there were 764,198 remaining shares of Class A Common Stock available for issuance in connection with future awards under the Restricted Stock Plan. The Board of Directors has approved the amendment to the Restricted Stock Plan to increase the number of shares authorized to be issued under the Restricted Stock Plan in order to ensure that the Company will have a sufficient number of shares available under the Restricted Stock Plan for anticipated awards to employees during 2009, 2010, and 2011. In March 2009, the Company’s 2008 annual performance-based incentives awarded to management were paid in fully vested and unrestricted shares of Class A common stock issued pursuant to the Company’s Restricted Stock Plan. It is the Company’s intention to pay future annual performance-based incentives to management, if any, in common stock issued pursuant to the Restricted Stock Plan.

The Board of Directors believes that the availability of shares for Restricted Stock Plan awards is important to the Company and advances the interests of the Company and its shareholders by providing a means to attract, retain, and motivate employees of the Company and its subsidiaries and affiliates upon whose judgment, initiative, and efforts the continued success, growth, and development of the Company is dependent.

The Company is seeking shareholder approval of the amendment to the Restricted Stock Plan in order to comply with applicable New York Stock Exchange rules.

Summary of the Plan

The following is a summary of the principal features of the Restricted Stock Plan, a copy of which is attached to this proxy statement as Appendix A. In addition, the Company will furnish a copy of the Restricted Stock Plan to any shareholder upon written request to the Company’s Corporate Secretary.

Total Shares Reserved for Issuance

Subject to equitable adjustment in the event of any stock split, stock divided, or similar transaction, the total number of shares of Class A common stock reserved for issuance in connection with awards under the Restricted Stock Plan is currently 2,000,000, and after giving effect to the amendment will be 4,000,000. If any awards are forfeited, canceled, terminated, exchanged, or surrendered, or such award is settled in cash or otherwise terminates without a distribution of shares to the participant, any shares counted against the number of shares reserved and available under the Restricted Stock Plan with respect to such award are, to the extent of any such forfeiture, settlement, termination, cancellation, exchange, or surrender, again available for awards under the Restricted Stock Plan. Any shares of Class A common stock issued pursuant to an award may be either authorized and unissued shares or treasury shares, including shares acquired by purchase in the open market or in private transactions.

Administration

The Restricted Stock Plan is administered by the Compensation Committee of the Board of Directors, and such Committee has full and final authority to make all decisions and determinations as may be required under the terms of the Restricted Stock Plan or as the Committee may deem necessary or advisable for the administration of the Restricted Stock Plan, in each case subject to and consistent with the provisions of the Plan. Subject to the provisions of the Restricted Stock Plan, the Committee may select employees to whom awards may be granted, determine the number of awards to be granted and the number of shares to which an award may relate, and determine the terms and conditions of any award granted under the Restricted Stock Plan.

Eligibility and Participation

Any employee of the Company, a subsidiary, or an affiliate of the Company may be granted an award under the Restricted Stock Plan. An award may be granted to an employee in connection with his or her hiring or retention prior to the date the employee first performs services for the Company, a subsidiary, or an affiliate. However, any such award may not become vested prior to the date the employee first performs such services.

During the year ended December 31, 2008, approximately 145 employees received awards under the Restricted Stock Plan. During the quarterly period ended March 31, 2009, approximately 270 employees received awards under the Restricted Stock Plan. In March 2009, the Company’s 2008 annual performance-based incentives awarded to management were paid in fully vested and unrestricted shares of Class A common stock issued pursuant to the Company’s Restricted Stock Plan.

Restricted Share Awards

Awards of restricted shares are subject to such restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose. Such restrictions lapse under circumstances as the Compensation Committee may determine, including based upon a specified period of continued employment or upon the achievement of performance criteria. Except to the extent restricted under the award agreement, an eligible employee granted restricted shares has all of the rights of a shareholder, including the right to vote restricted shares and receive dividends thereon. Except as otherwise determined by the Compensation Committee, upon termination of service during the applicable restriction period, restricted shares and any accrued but unpaid dividends that are at that time subject to restrictions will be forfeited.

Restricted Stock Unit Awards

Each restricted stock unit awarded represents a right for one share of Class A common stock to be delivered upon settlement of the award, which right shall be subject to a risk of forfeiture and cancellation and to the other terms and conditions set forth in the Restricted Stock Plan and the award agreement. A restricted stock unit award agreement may provide for forfeiture and cancellation of the restricted stock units upon termination of the participant’s employment with the Company or nonperformance of specified performance measures established by the Compensation Committee. A restricted stock unit award agreement may also provide for vesting periods which require the passage of time and/or the occurrence of events in order for the restricted stock units to vest and become no longer subject to forfeiture. Restricted stock units shall not be credited with dividend equivalents unless specifically provided for in the award agreement, and then only upon such terms and conditions as set forth in the award agreement.

Restricted stock units (if not previously cancelled or forfeited) shall be settled in accordance with the terms and conditions of the applicable award agreement. A restricted stock unit award agreement may provide that settlement may be made solely through the issuance of shares or, at the mutual election of the participant and the Company, in a combination of shares and cash.

Nontransferability

Unless otherwise set forth by the Compensation Committee in an award agreement, awards are not transferable by an eligible employee except by will or the laws of descent and distribution (except pursuant to a beneficiary designation). An eligible employee’s rights under the Restricted Stock Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the eligible employee’s creditors.

Amendment

The Board of Directors may amend, alter, suspend, discontinue, or terminate the Restricted Stock Plan without the consent of the shareholders of the Company or participants, except that any such amendment or alteration shall be subject to the approval of the Company’s shareholders to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the shares may then be listed or quoted. In addition, without the consent of an affected participant, no amendment, alteration, suspension, discontinuation, or termination of the Restricted Stock Plan may materially and adversely affect the rights of such participant under any award previously granted to the participant.

Duration

The Restricted Stock Plan will terminate as to future awards on November 13, 2013.

Principal Federal Income Tax Consequences

The principal United States federal income tax consequences to participants and the Company with respect to awards of restricted shares or restricted stock units made to selected employees under the Restricted Stock Plan are summarized below. This summary is based on the Internal Revenue Code of 1986 and IRS regulations in effect as of the date of this proxy statement.

Restricted Share Awards

A grantee normally will not recognize taxable income upon an award of restricted shares, and the Company will not be entitled to a deduction, until the termination of the restrictions. Upon such termination, the grantee will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time, plus the amount of any dividends to which the grantee then becomes entitled. However, a grantee may elect to recognize ordinary taxable income in the year the restricted shares are awarded in an amount equal to their fair market value at that time, determined without regard to the restrictions. The Company will be entitled to a deduction in the same amount and at the same time as the grantee recognizes income, subject to the limitations of Section 162(m) of the Internal Revenue Code.

Restricted Stock Unit Awards

The grant of a restricted stock unit will not result in any immediate tax consequences to the Company or the grantee. Upon conversion of a restricted stock unit to a common stock share, the grantee will recognize ordinary taxable income in an amount equal to the fair market value of the shares or cash received at that time. The Company will be entitled to a deduction in the same amount and at the same time, subject to the limitations of Section 162(m) of the Internal Revenue Code.

Golden Parachute Tax and Section 280G of the Internal Revenue Code

If an award is accelerated as a result of a change in control of the Company, all or a portion of the value of the award at that time may be a “parachute payment” under Section 280G of the Internal Revenue Code for certain employees. Section 280G generally provides that if parachute payments equal or exceed three times an award holder’s average W-2 compensation for the five tax years preceding the year of the change in control, the Company will not be permitted to claim its deduction with respect to any “excess parachute payments” made to the individual. An “excess parachute payment” generally is the portion of a parachute payment that exceeds such individual’s historical average compensation. Section 280G of the Internal Revenue Code generally applies to employees if within the 12-month period preceding the change in control the employee is an officer of the Company, a stockholder owning more than one percent of the stock of the Company, or a member of the group consisting of the lesser of the highest paid one percent of the employees of the Company or the highest paid 250 employees of the Company. A recipient of an excess parachute payment is subject to a 20 percent excise tax on such excess parachute payment under Section 4999 of the Internal Revenue Code.

The discussion set forth above is intended only as a summary and does not purport to be a complete discussion or analysis of all potential tax consequences relevant to recipients of awards under the Restricted Stock Plan. The discussion does not include the tax treatment of awards under the Restricted Stock Plan in connection with a merger, consolidation, or similar transaction. Such treatment will depend on the terms of the transaction and the method of dealing with the awards in connection therewith.

Securities Registration

The Company plans to register under the Securities Act of 1933 the issuance of the additional shares of stock to be authorized under the Restricted Stock Plan. Accordingly, participants will be able to sell shares issued under the Restricted Stock Plan once any vesting and other restriction periods under the Restricted Stock Plan are satisfied, subject to other requirements of the Securities Act.

New Plan Benefits

Although the levels and recipients of future restricted share and restricted stock unit grants under the Restricted Stock Plan are not currently determinable since such grants will be based in part upon the future performance and the relative compensation objectives for possible recipients, restricted shares were granted under the Restricted Stock Plan during the year ended December 31, 2008 and during the quarterly period ended March 31, 2009 as follows:

	Year Ended December 31, 2008		Quarterly Period Ended March 31, 2009
	Dollar Value ($)	Number of Shares	Dollar Value ($)	Number of Shares
Michael S. Dunlap Chief Executive Officer	–	–	–	–

Terry J. Heimes Chief Financial Officer	–	–	50,001	10,753

Jeffrey R. Noordhoek President	–	–	50,001	10,753

John R.Kline Former Executive Director, Nelnet Enrollment Solutions LLC, a subsidiary of Nelnet, Inc.	94,372	8,768	441,257	94,894

Timothy A. Tewes President and Chief Executive Officer, Nelnet Business Solutions, a subsidiary of Nelnet, Inc.	–	–	150,004	32,259

Matthew D. Hall Former Chief Operating Officer, Nelnet Education Services, a division of Nelnet, Inc.	–	–	–	–

Raymond J. Ciarvella Former Executive Director	–	–	–	–

Executive Group	94,372	8,768	771,762	165,965

Non-Executive Director Group	–	–	–	–

Non-Executive Officer Employee Group	1,042,048	84,419	2,617,827	552,222

Equity Compensation Plan Information

The following table summarizes, as of December 31, 2008, information about compensation plans under which equity securities are authorized for issuance. The table does not reflect the amendment to the Restricted Stock Plan adopted by the Board of Directors in 2009 to increase the number of authorized shares of Class A common stock from a total of 2,000,000 shares to a total of 4,000,000 shares, which amendment is being submitted for approval of the shareholders as discussed in this proxy statement.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	–	$–	3,337,714	(1)

Equity compensation plans not approved by shareholders	–	$–	–
Total	–	$–	3,337,714	(1)

(1)	Includes 1,471,662, 275,135, 730,013, and 860,904 shares of Class A common stock remaining available for future issuance under the Nelnet, Inc. Restricted Stock Plan, Nelnet, Inc. Directors Stock Compensation Plan, Nelnet, Inc. Employee Share Purchase Plan, and Nelnet, Inc. Employee Stock Purchase Loan Plan, respectively.

Recommendation of the Board of Directors

The Board of Directors has unanimously approved the amendment, and unanimously recommends that the Company’s shareholders vote “FOR” approval of the amendment to the Restricted Stock Plan to increase the number of shares of the Company’s Class A common stock that may be issued under the Restricted Stock Plan from a total of 2,000,000 shares to a total of 4,000,000 shares.

OTHER SHAREHOLDER MATTERS

Householding

The Securities and Exchange Commission has approved a rule concerning the delivery of annual reports and proxy statements that permits a single set of these reports to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. Only a single copy of the annual report and proxy statement are being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from a shareholder. Upon written or oral request, the Company shall promptly deliver a separate copy of the annual report and proxy statement to any shareholder at a shared address to which only a single copy was delivered. Shareholders that received a single copy of the annual report or proxy statement and wish to receive separate copies now or in the future may submit a written or oral request to: Nelnet, Inc., 121 South 13th St., Suite 201, Lincoln, Nebraska 68508, Attention: Corporate Secretary or by phone to 402-458-3038. Shareholders who received separate copies of the annual report or proxy statement that wish to receive a single copy in the future may also contact the Company at the same address and phone number listed above to request delivery of a single copy.

Other Business

On the date of mailing this Proxy Statement, the Board of Directors has no knowledge of any other matter which will come before the Annual Meeting other than the matters described herein. However, if any such matter is properly presented at the Annual Meeting, the proxy solicited hereby confers discretionary authority to the proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the Annual Meeting.

Shareholder Proposals for 2010 Annual Meeting

Shareholder proposals intended to be presented at the 2010 Annual Meeting of Shareholders, currently scheduled for May 20, 2010, must be received at the Company’s offices at 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508, Attention: Corporate Secretary, on or before December 18, 2009, to be eligible for inclusion in the Company’s 2010 proxy materials. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended (the “Proxy Rules”). The submission of a shareholder proposal does not guarantee that it will be included in the Company’s Proxy Statement.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board of Directors, in compliance with federal proxy rules, applicable state law, and other legal requirements and without seeking to have the proposal included in the Company’s Proxy Statement pursuant to the Proxy Rules. The Company’s By-Laws provide that the Secretary of the Company must receive any such proposal or nominations for the Company’s 2010 Annual Meeting by February 19, 2010 (90 days before the 2010 Annual Meeting date). The notice must contain the information required by the Company’s By-Laws. A proxy may confer discretionary authority to vote on any matter at a meeting if the Company does not receive notice of the matter within the time frame described above. A copy of the Company’s By-Laws is available at the Company’s Web site at www.nelnetinvestors.com under “Corporate Governance” – “Corporate Documents” or is available upon request to: Nelnet, Inc., 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508, Attention: Corporate Secretary. The Chairman of the meeting may exclude matters that are not properly presented in accordance with these requirements.

MISCELLANEOUS

The information referred to under the captions “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted under the Securities Act of 1933 (the “1933 Act”)) (i) shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “1934 Act”), and (ii) notwithstanding anything to the contrary that may be contained in any filing by the Company under the 1934 Act or the 1933 Act, shall not be deemed to be incorporated by reference in any such filing.

Appendix A

NELNET, INC.
RESTRICTED STOCK PLAN
(As amended by the Board of Directors through March 19, 2009)

1.    Purpose.

The purpose of the Nelnet, Inc. Restricted Stock Plan is to advance the interests of Nelnet, Inc. and its shareholders by providing a means to attract, retain, and motivate employees of Nelnet, Inc. and its subsidiaries and affiliates upon whose judgment, initiative and efforts the continued success, growth and development of Nelnet, Inc. is dependent.

2.    Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)    “Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan; provided, however, that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of equity interests of such entity or at least 20% of the ownership interests in such entity.

(b)    “Award” means any Restricted Share or Restricted Stock Unit granted to an Eligible Employee under the Plan.

(c)    “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(d)    “Beneficiary” means the person, persons, trust or trusts which have been designated by an Eligible Employee in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Employee, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(e)    “Board’ means the Board of Directors of the Company.

(f)    “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(g)    “Committee” means the Compensation Committee of the Board, or such other Board committee (which may include the entire Board) as may be designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist of two or more directors of the Company, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; provided further, however, that the mere fact that the Committee shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.

(h)    “Company” means Nelnet, Inc., a corporation organized under the laws of Nebraska, or any successor corporation.

(i)    “Eligible Employee” means an employee of the Company, a Subsidiary or an Affiliate, including any director who is also an employee. Notwithstanding any provisions of this Plan to the contrary, an Award may be granted to an employee in connection with his or her hiring or retention prior to the date the employee first performs services for the Company, a Subsidiary or an Affiliate; provided, however, that any such Award shall not become vested prior to the date the employee first performs such services.

(j)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

(k)    “Fair Market Value” means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. If the Shares are listed on any established stock exchange or a national market system, unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the closing price per Share on the date in question (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange or market system on which the Shares are traded, as such prices are officially quoted on such exchange.

(l)    “Participant” means an Eligible Employee who has been granted an Award under the Plan.

(m)    “Plan” means this Nelnet, Inc. Restricted Stock Plan.

(n)    “Restricted Shares” means an Award of Shares under Section 5 thereof that may be subject to certain restrictions and to a risk of forfeiture.

(o)    “Restricted Stock Units” means an Award of Restricted Stock Units under Section 5 hereof, which represent the right to receive Shares or cash or a combination thereof upon settlement of the Award, subject to the specific terms and conditions of the Award as set forth in the Award Agreement.

(p)    “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(q)    “Shares” means Class A common stock, $.01 par value per share, of the Company.

(r)    “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other entities in the chain.

3.    Administration.

(a)    Authority of the Committee. The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i)    to select Eligible Employees to whom Awards may be granted;

(ii)    to designate Affiliates;

(iii)    to determine the number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv)    to determine whether, to what extent, and under what circumstances an Award may be settled in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, exchanged, or surrendered;

(v)    to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee or at the election of the Eligible Employee;

(vi)    to prescribe the form of each Award Agreement, which need not be identical for each Eligible Employee;

(vii)    to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(viii)    to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement or other instrument hereunder;

(ix)    to accelerate the vesting of all or any portion of any Award;

(x)    to determine whether uncertificated Shares may be used in satisfying Awards and otherwise in connection with the Plan; and

(xi)    to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

(b)    Manner of Exercise of Committee Authority. The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Employees, any person claiming any rights under the Plan from or through any Eligible Employee and shareholders of any of the foregoing. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to other members of the Board or officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions with respect to the Plan.

(c)    Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, and no officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

4.    Shares Subject to the Plan.

(a)    Subject to adjustment as provided in Section 4(b) hereof, the total number of Shares reserved for issuance in connection with Awards under the Plan shall be four million (4,000,000). No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan exceeds the number of Shares reserved under the applicable provisions of the preceding sentence. If any Awards are forfeited, canceled, terminated, exchanged or surrendered, or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan.

(b)    In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Employees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares which may thereafter be issued under the Plan, and (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives, if any, included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles.

(c)    Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

5.    Specific Terms of Awards.

(a)    General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award, at the date of grant or thereafter (subject to Section 7(d) hereof), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

(b)    Restricted Shares. The Committee is authorized to grant Restricted Shares to Eligible Employees on the following terms and conditions:

(i)    Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Employee granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.

(ii)    Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of service during the applicable restriction period, Restricted Shares and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.

(iii)    Certificates for Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Employee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company shall retain physical possession of the certificate.

(iv)    Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

(c)    Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Employees on the following terms and conditions:

(i)    Nature of Restricted Stock Units; Accounts. Each Restricted Stock Unit awarded shall represent a right for one Share to be delivered upon settlement of the Award, which right shall be subject to a risk of forfeiture and cancellation and to the other terms and conditions set forth in the Plan and the Award Agreement. The Company shall establish and maintain a Participant account to record Restricted Stock Units and transactions and events affecting such units. Restricted Stock Units and other items reflected in the account will represent only bookkeeping entries by the Company to evidence unfunded obligations of the Company.

(ii)    Forfeiture and Vesting. A Restricted Stock Unit Award Agreement may provide for forfeiture and cancellation of the Restricted Stock Units upon termination of the Participant’s employment with the Company or nonperformance of specified performance measures established by the Committee. A Restricted Stock Unit Award Agreement may also provide for vesting periods which require the passage of time and/or the occurrence of events in order for the Restricted Stock Units to vest and become no longer subject to forfeiture.

(iii)    Settlement and Certificates for Shares. Restricted Stock Units (if not previously cancelled or forfeited) shall be settled on the date or dates set forth in the Award Agreement. Settlement of a Restricted Stock Unit Award shall be made in accordance with the terms and conditions of the applicable Award Agreement. A Restricted Stock Unit Award Agreement may provide that settlement may be made (A) solely through the issuance of Shares or (B) at the mutual election of the Participant and the Company, in a combination of Shares and cash. Upon the settlement of a Restricted Stock Unit Award, the Company may deliver to the Participant a certificate for the number of Shares issued to the Participant in settlement of the Award.

(iv)    Dividend Equivalents. Restricted Stock Units shall not be credited with Dividend Equivalents unless specifically provided for in the Award Agreement, and then only upon such terms and conditions as set forth in the Award Agreement. For purposes of this provision, the term “Dividend Equivalent” means a right with respect to a Restricted Stock Unit to receive cash, Shares or other property equal in value and form to dividends declared by the Board and paid with respect to outstanding Shares. Dividend Equivalents shall not apply to a Restricted Stock Unit Award unless specifically provided for in the Award Agreement, and if specifically provided for in the Award Agreement shall be subject to such terms and conditions set forth in the Award Agreement as the Committee shall determine.

6.    Certain Provisions Applicable to Awards.

(a)    Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Employees either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Employee to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

(b)    Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant or maturation of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, notes, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments, and the Committee may require deferral of payment under an Award if, in the sole judgment of the Committee, it may be necessary in order to avoid nondeductibility of the payment under Section 162(m) of the Code.

(c)    Nontransferability. Unless otherwise set forth by the Committee in an Award Agreement, Awards shall not be transferable by an Eligible Employee except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation). An Eligible Employee’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Employee’s creditors.

(d)    Noncompetition. The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with the Company.

7.    General Provisions.

(a)    Compliance with Legal and Trading Requirements. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any state or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law. The Shares issued under the Plan may be subject to such other restrictions on transfer as determined by the Committee.

(b)    No Right to Continued Employment or Service. Neither the Plan nor any action taken thereunder shall be construed as giving any employee the right to be retained in the employ of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee’s employment at any time.

(c)    Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Employee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Employees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Employee’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable Federal, state, local and foreign law.

(d)    Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants, except that any such amendment or alternation shall be subject to the approval of the Company’s shareholders to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.

(e)    No Rights to Awards; No Shareholder Rights. No Eligible Employee or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Employees and employees. No Award shall confer on any Eligible Employee any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Eligible Employee in accordance with the terms of the Award.

(f)    Unfunded Status of Awards. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(g)    Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, and such arrangements may be either applicable generally or only in specific cases.

(h)    Not Compensation for Benefit Plans. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees unless the Company shall determine otherwise.

(i)    No Fractional Shares. Unless otherwise determined by the Committee, no fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)    Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Nebraska, without giving effect to principles of conflict of laws thereof.

(k)    Effective Date; Plan Termination. The Plan shall become effective as of November 13, 2003 (the “Effective Date”). The Plan shall terminate as to future awards on the date which is ten (10) years after the Effective Date.

(l)    Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN THIS PROXY AND “FOR” PROPOSALS 2 AND 3.
Please mark your votes as indicated in this example	☒

Proposals: Proposals 2 and 3 and the nominees set forth in Proposal 1 have been proposed by the Company.

1.	ELECTION OF DIRECTORS
	Nominees:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.1	James P. Abel	☐	☐	☐	1.5 Thomas E. Henning	☐	☐	☐		1.9 James H. Van Horn	☐	☐	☐
										If you wish to cumulate votes for Directors, do NOT mark “For”, “Against” or “Abstain” above, but check this box and write your voting instructions on the line below.	☐
1.2	Stephen F. Butterfield	☐	☐	☐	1.6 Brian J. O’Connor	☐	☐	☐
											FOR	AGAINST	ABSTAIN
1.3	Michael S. Dunlap	☐	☐	☐	1.7 Kimberly K. Rath	☐	☐	☐	2.	RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009	☐	☐	☐
3.
APPROVAL OF AN AMENDMENT TO THE RESTRICTED STOCK PLAN TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF CLASS A COMMON STOCK THAT MAY BE ISSUED UNDER THE PLAN FROM A TOTAL OF 2,000,000 SHARES TO A TOTAL OF 4,000,000 SHARES

1.4	Kathleen A. Farrell	☐	☐	☐	1.8 Michael D. Reardon	☐	☐	☐			☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE

Signature ____________________________________________	Signature ____________________________________________	Date ___________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

NELNET, INC.

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 20, 2009.

The Nelnet, Inc. Proxy Statement, 2008 Annual Report to Shareholders, and the 2008 Annual Report on Form 10-K are available at:

http://www.nelnetinvestors.com/annuals.cfm

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NELNET, INC.

          The undersigned hereby appoints Michael S. Dunlap and Stephen F. Butterfield, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Nelnet, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Nelnet, Inc., to be held May 20, 2009 at 8:30 a.m. Central Time or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

          THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO THE PROXIES TO VOTE ON ANY OTHER MATTERS THAT MAY PROPERLY BE PRESENTED AT THE MEETING. AS OF THE DATE OF THE ACCOMPANYING PROXY STATEMENT, NELNET MANAGEMENT DID NOT KNOW OF ANY OTHER MATTERS TO BE PRESENTED AT THE MEETING. IF ANY OTHER MATTERS ARE PROPERLY PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF NELNET MANAGEMENT.

(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your BNY Mellon Shareowner Services account online.

Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Nelnet, Inc. now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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